UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a–12

CMS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 14, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of CMS Bancorp, Inc. (“CMS Bancorp”), the holding company of Community Mutual Savings Bank, which will be held on Thursday, February 24, 2011 at 3:00 p.m., Eastern Time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of CMS Bancorp and its subsidiary Community Mutual Savings Bank, and you will have an opportunity to ask questions.

The Board of Directors of CMS Bancorp has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of CMS Bancorp and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of CMS Bancorp and Community Mutual Savings Bank, we thank you for your continued support and look forward to seeing you at the 2011 Annual Meeting of Shareholders.

Sincerely yours,

Thomas G. Ferrara	John E. Ritacco
Chairman of the Board of Directors	President and Chief Executive Officer

CMS BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, February 24, 2011
Time:	3:00 p.m., Eastern time
Place:	Crowne Plaza Hotel 66 Hale Avenue White Plains, New York 10601

You are invited to attend the meeting in person and if you do, you may cast your vote in person at the meeting. At our 2011 Annual Meeting of Shareholders, we will ask you to:

1.	Elect William V. Cuddy, Jr. and Robert P. Weisz to serve as directors for a term of office to expire in 2014 or until their successors are elected and qualified; and

2.	Ratify the appointment of ParenteBeard LLC as CMS Bancorp’s independent registered public accounting firm for the fiscal year ending September 30, 2011; and

3.	Consider an advisory vote regarding compensation paid by CMS Bancorp to its named executive officers, commonly referred to as a “Say on Pay” proposal; and

4.	Consider an advisory vote regarding the frequency of holding a non-binding shareholder advisory vote on a “Say on Pay” proposal; and

5.	Transact such other business as may properly come before the 2011 Annual Meeting of Shareholders and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed January 4, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the 2011 Annual Meeting of Shareholders and any adjournment or postponement thereof. Only shareholders of record at the close of business on January 4, 2011 will be entitled to notice of and to vote at the 2011 Annual Meeting of Shareholders and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 24, 2011:

•	The attached Proxy Statement and the CMS Bancorp, Inc. Annual Report for the fiscal year ended September 30, 2010 are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15310.

•

CMS Bancorp also makes available on its internet website (www.cmsbk.com) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of each Committee of the Board of Directors, its Corporate Governance Principles and its Code of Ethics. Information contained on CMS Bancorp’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of CMS Bancorp’s other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CMS Bancorp specifically so provides.

By Order of the Board of Directors,

Stephen Dowd
Senior Vice President, Chief Financial Officer and Secretary

White Plains, New York

January 14, 2011

You are cordially invited to attend the 2011 Annual Meeting of Shareholders. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the 2011 Annual Meeting of Shareholders.

CMS BANCORP, INC.

123 Main Street

White Plains, New York 10601

(914) 422-2700

PROXY STATEMENT FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 24, 2011

INFORMATION ABOUT THE ANNUAL MEETING

General

CMS Bancorp, Inc. (“CMS Bancorp”), a Delaware corporation, is registered as a savings and loan holding company with the Office of Thrift Supervision and owns all of the capital stock of Community Mutual Savings Bank (“Community Mutual”). CMS Bancorp’s common stock is listed on the Nasdaq Capital Market under the symbol “CMSB.” As used in this proxy statement, “we,” “us” and “our” refer to CMS Bancorp and its subsidiaries, unless the context requires otherwise. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the annual meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about January 14, 2011 to all shareholders entitled to vote. If you owned common stock of CMS Bancorp at the close of business on January 4, 2011, the record date, you are entitled to vote at the annual meeting. On the record date, there were 1,862,803 shares of common stock outstanding, each of which is entitled to one vote.

Voting Rights

You are entitled to one vote at the annual meeting for each share of the common stock of CMS Bancorp that you owned at the close of business on January 4, 2011.

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” proposals 1, 2, and 3 and “FOR” the inclusion of a “Say on Pay” proposal every year at CMS Bancorp’s annual meeting of shareholders as identified in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes, as defined below, to determine the number of shares present at the annual meeting.

Vote Required

Proposal 1: Election of Directors. To be elected, a nominee for director must receive a plurality of the votes cast at the annual meeting. If you do not vote for a nominee, or you indicate “withhold authority” for a nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee. You may not vote your shares cumulatively for the election of the director nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting, it will have the same effect as if your vote was cast against this proposal.

Proposal 3: Non-binding Advisory Vote on Executive Compensation (“Say on Pay”). Approval of Proposal 3 requires the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal, and will constitute the shareholders’ non-binding approval with respect to the compensation paid to our named executive officers. If you abstain from voting, it will have the same effect as if your vote was cast against this proposal.

Proposal 4: Non-binding Advisory Vote on Frequency of “Say on Pay”. This vote will involve your consideration of four choices, three of which are proposals on the frequency of “Say on Pay” voting, and the fourth choice is to abstain from voting on the matter. The choice that receives the highest number of votes, even if it receives less than a majority of the votes cast, will be deemed the choice of the shareholders in the non-binding advisory vote with respect to the frequency at which “Say on Pay” proposals are submitted for shareholder consideration. If you do not vote for one of the three substantive choices, or if you vote to abstain from voting, your vote will not count “FOR” or “AGAINST” any of the three substantive choices regarding the frequency of “Say on Pay” voting.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may not vote your shares on Proposal 1 without receiving instructions from you. The broker may vote your shares on Proposal 2 even if the broker does not receive instructions from you. We expect that your broker will not be able to vote your shares on Proposals 3 and 4 without instruction from you. If your broker does not vote on one or more of the proposals, this will constitute a “broker non-vote.” A broker non-vote will not be counted as having voted in person or by proxy and will not be considered entitled to vote for the proposal and, thus, will have no effect on the outcome of the election of the directors, the ratification of the appointment of our independent registered public accounting firm, or Proposals 3 and 4.

Confidential Voting Policy

CMS Bancorp maintains a policy of keeping shareholder votes confidential. Only the inspector of election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. Our independent tabulating agent will, however, forward any written comments that you may have to management.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending the annual meeting, filing a written revocation with the Secretary of the annual meeting, and thereafter voting in person at the annual meeting.

2

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of CMS Bancorp.

Solicitation of Proxies

CMS Bancorp will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of CMS Bancorp and Community Mutual may solicit proxies by mail, telephone and other forms of communication. We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge from our website, www.cmsbk.com, in the Investor Relations section under “SEC Filings.” These reports are also available on the Securities and Exchange Commission’s website at www.sec.gov.

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, we will send you one (without exhibits) free of charge. Please send a request for a copy of the annual report to us at our principal executive offices: CMS Bancorp, Inc., Attn: Corporate Secretary, 123 Main Street, White Plains, New York 10601.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of CMS Bancorp

The following table contains common stock ownership information for persons known to CMS Bancorp to “beneficially own” 5% or more of CMS Bancorp’s common stock as of January 4, 2011. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire within 60 days (such as stock options) after January 4, 2011. Two or more persons may be considered the beneficial owner of the same shares. CMS Bancorp obtained the information provided in the following table from filings with the Securities and Exchange Commission (“SEC”) and from its corporate records.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock, par value $0.01 per share	Roger Feldman and Harvey Hanerfeld 1919 Pennsylvania Ave., NW Suite 725 Washington, DC 20006	167,979	(1)	9.0%

Common Stock, par value $0.01 per share	Employee Stock Ownership Plan of CMS Bancorp, Inc. 123 Main Street White Plains, NY 10601	164,413	(2)	8.8%

Common Stock, par value $0.01 per share	Cross River Capital Management LLP 90 Grove Street, Suite 201 Ridgefield, CT 06877	153,578	(3)	8.2%

(1)

Based on information reported by Roger Feldman and Harvey Hanerfeld on a Schedule 13G/A filed with the SEC on February 13, 2009. As sole owners and managing members of West Creek Capital, LLC, a Delaware limited liability company (formerly West Creek Capital, L.P., a Delaware limited partnership) that is the investment adviser to (i) West Creek Partners Fund L.P., a Delaware limited partnership (“Partners

3

Fund”), and (ii) WC Select L.P., a Delaware limited partnership (“Select”), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 53,680 shares of Common Stock owned by Partners Fund, and the 114,299 shares of Common Stock owned by Select, reported in the table above. In addition to the shared beneficial ownership reported in the table above, Roger Feldman has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,104 shares beneficially owned by him as an individual, and Harvey Hanerfeld has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,105 shares beneficially owned by him as an individual.

(2)	The Employee Stock Ownership Plan of CMS Bancorp, Inc. (the “ESOP”) is a tax qualified employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with individual accounts for the accrued benefits of participating employees and their beneficiaries. The ESOP’s assets are held in trust by First Bankers Trust Services, Inc., as plan trustee (the “Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of CMS Bancorp common stock held by the Plan Trustee as of January 4, 2011. As of January 4, 2011, 20,551 shares of CMS Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 143,862 shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of CMS Bancorp common stock allocated to their individual accounts. The ESOP, through the Plan Trustee, has shared voting power over unallocated CMS Bancorp common stock. Any unallocated CMS Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be voted. The reporting person, through the Plan Trustee shares dispositive power over all unallocated CMS Bancorp common stock held by the ESOP. The ESOP, acting through the Plan Trustee shares dispositive power over allocated CMS Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether CMS Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated CMS Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of CMS Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated CMS Bancorp common stock.
(3)	Based on information reported by Cross River Capital Management LLP, Cross River Partners LP and Richard Murphy on a Schedule 13G filed with the SEC on August 9, 2010, which reported shared voting power with respect to 153,578 shares.

4

Security Ownership of Directors and Management

The following table shows the number of shares of CMS Bancorp’s common stock beneficially owned by each director, each executive officer appearing in the “Summary Compensation Table,” and all directors and executive officers of CMS Bancorp as a group, as of January 4, 2011. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire (such as upon the exercise of stock options) within 60 days after January 4, 2011. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with CMS Bancorp	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
William V. Cuddy, Jr.	Director	39,600	(3)	2.1%
Stephen Dowd	Senior Vice President and Chief Financial Officer	28,450	(4)	1.5%
Thomas G. Ferrara	Chairman	35,702	(5)	1.9%
William P. Harrington	Director	6,792		*
Susan A. Massaro	Director	20,895		1.1%
Cheri R. Mazza	Director	14,400	(6)	*
Matthew G. McCrosson	Director	14,400	(7)	*
John E. Ritacco	President, Chief Executive Officer and Director	64,068	(8)	3.4%
Christopher Strauss	Senior Vice President and Senior Lending Officer	26,180	(9)	1.4%
Robert P. Weisz	Director	77,329	(10)	4.2%
All Executive Officers and Directors as a Group (10 Persons)		327,816		16.9%

*	Less than 1.0% of the total outstanding shares of common stock.
(1)	Based on a total of 1,862,803 shares of CMS Bancorp’s common stock outstanding (including shares held for the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (the “RRP”) by the trustee) as of January 4, 2011.
(2)	Includes unvested shares of restricted stock awards held in trust as part of the RRP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Cuddy—800 shares; Mr. Dowd—5,000 shares; Mr. Ferrara—1,644 shares; Mr. Harrington —2,000 shares; Ms. Massaro—800 shares; Ms. Mazza—800 shares; Mr. McCrosson—800 shares; Mr. Ritacco—8,221 shares; and Mr. Strauss—5,000 shares. Includes vested options to purchase shares of common stock at $10.12 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Cuddy—3,600 shares; Mr. Dowd—13,200 shares; Mr. Ferrara—6,165 shares; Ms. Massaro—3,600 shares; Ms. Mazza—3,600 shares; Mr. McCrosson—3,600 shares; Mr. Ritacco —30,827 shares; and Mr. Strauss—13,200 shares. Includes vested options to purchase shares of common stock at $7.25 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Dowd—500 shares; and Mr. Strauss—500 shares.
(3)	Includes 10,000 shares held in the name of Mr. Cuddy’s spouse.
(4)	Includes 3,000 shares held in an individual retirement account (“IRA”) for the benefit of Mr. Dowd.
(5)	Includes 2,852 shares held by Future Value Associates, Ltd., 20,700 shares held in an IRA for the benefit of Mr. Ferrara, and 50 shares held in the name of each of Mr. Ferrara’s three daughters (150 shares total).
(6)	Includes 3,000 shares held in an IRA for the benefit of Ms. Mazza.
(7)	Includes 800 shares held in a SEP for the benefit of Mr. McCrosson.
(8)

Includes 10,325 shares held in an IRA for the benefit of Mr. Ritacco, 1,390 shares held in an IRA for the benefit of Mr. Ritacco’s spouse, 225 shares held in the name of Mr. Ritacco’s daughter and 100 shares held

5

in the name of Mr. Ritacco’s son. 12,331 vested shares awarded under the RRP are pledged as collateral for a margin loan.
(9)	Includes 1,230 shares held in an IRA for the benefit of Mr. Strauss of which 668 shares are pledged as collateral for a loan.
(10)	Held in the name of 800-60 Westchester Avenue LLC, a company owned by Mr. Weisz.

6

PROPOSAL 1

ELECTION OF DIRECTORS

GENERAL

Nominees	Term to Expire
William V. Cuddy, Jr.	2014
Robert P. Weisz	2014

Messrs. Cuddy and Weisz are currently serving on our Board of Directors. If elected, each of them will continue to hold office until the annual meeting in 2014 or until their successors have been elected and qualified. Each of the nominees has consented to being named in this proxy statement, and to serve if elected.

If, for any reason, any of the nominees proves unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy and, if any of the nominees is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees would prove unable to serve if elected.

Nominees and Continuing Directors

Nominees	Age(1)	Position with CMS Bancorp	Director Since(2)	Term Expires
William V. Cuddy, Jr.	51	Director	1994	2011
Robert P. Weisz	57	Director	2010	2011

Continuing Directors
Thomas G. Ferrara	55	Chairman	1993	2013
William P. Harrington	53	Director	2009	2012
Susan A. Massaro	54	Director	1998	2012
Cheri R. Mazza	52	Director	2006	2013
Matthew G. McCrosson	60	Director	2004	2012
John E. Ritacco	56	President, Chief Executive Officer and Director	2005	2013

(1)	As of September 30, 2010.
(2)	Includes service as a trustee of Community Mutual prior to the formation of CMS Bancorp in 2007, if applicable.

DIRECTOR AND OFFICER BIOGRAPHICAL INFORMATION

The principal occupation and business experience of each director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years.

Nominees

William V. Cuddy, Jr. serves as Executive Vice President of CB Richard Ellis, Inc., providing commercial real estate brokerage and consulting services to regional and national clients for over twenty-eight years. He leads a team of professionals in providing corporate real estate services including tenant representation (regional and national), as well as agency sales and leasing. CB Richard Ellis has recognized Mr. Cuddy as its top producing broker numerous times and he was awarded the NAIOP Deal of the Year in 2006, 2005, 2004, 2002 and 1999 for various sales and lease transactions.

7

Mr. Cuddy’s present and past leadership positions have included serving as a director of The Burke Hospital Foundation since 2009; director of The Burke Research Institute since 2006; Past President of The Burke Rehabilitation Hospital (2007-2009); Member, Board of Stewards and Past President (2007) with the Friendly Sons of St. Patrick in Westchester County; and director of the Westchester County Association (WCA) since 2010. Mr. Cuddy is also currently serving as Chairman of the WCA Economic Dealpoint Task Force.

In nominating Mr. Cuddy for re-election, the Board considered Mr. Cuddy’s extensive experience in commercial real estate and broad network of community relationships, which the Board views as invaluable assets offered by Mr. Cuddy to CMS Bancorp and Community Mutual.

Mr. Robert Weisz is Chairman and Chief Executive Officer of the RPW Group, Inc., the largest private owner of Class “A” office buildings in Westchester County, as well as one of the largest land holders in Westchester. RPW Group, Inc. was founded in 1979 by Mr. Weisz and is a fully integrated real estate organization providing ownership, in-house management, construction, and maintenance of all of its buildings. Mr. Weisz serves on the Board of Directors of the Westchester County Association, New Rochelle Police Foundation, Arts of Westchester, and Mount Vernon Chamber of Commerce. He is also Chairman of the Board of Reaching U, a non-profit organization located in the U.S. which works for low-income mothers and children in Uruguay.

In addition to Mr. Weisz’s expertise in property development and construction management, the Board values the extensive leadership and business experience that Mr. Weisz brings to the Board in large part due to Mr. Weisz’s current role as Chairman and Chief Executive Officer of the RPW Group, Inc. Mr. Weisz has evaluated the credit of over 300 tenants and has been involved in acquisitions in excess of half a billion dollars in assets, the knowledge and experience of which is immediately pertinent to the work of the Board.

Continuing Directors

Thomas G. Ferrara has been Chairman of the Board of Directors of Community Mutual since January 2005. Since 1994, Mr. Ferrara has been President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance, variable annuities and mutual funds. He is also a Registered Representative with Park Avenue Securities LLC, an SEC-registered investment advisor and broker-dealer. He is also a licensed property and casualty broker in the State of New York. Mr. Ferrara holds an undergraduate degree in Commerce from Niagara University. He received his Master of Business Administration from Pace University. He serves on the Boards of Calvary Hospital, The Fred S. Keller School, The Pound Ridge Library Foundation, The Westchester Neuroscience Foundation, and The Dominican Sisters Family Health Services. He has also been a Director of The National Corvette Museum in Bowling Green, Kentucky. In addition, Mr. Ferrara’s civic activities have included coaching girls basketball for the local Catholic Youth Organization, serving on the Parents’ Executive Council of Loyola College in Maryland, as well as the Inner City School Fund for the Cardinal’s Committee for the Archdiocese of New York. Mr. Ferrara is also an active alumnus with Niagara University.

Mr. Ferrara is an experienced financial advisor, insurance broker, and benefits consultant with over thirty years in the respective industries. He also has academic credentials at the graduate level. The Board has identified Mr. Ferrara’s value to CMS Bancorp and Community Mutual in three areas in particular: networking on behalf of Community Mutual within the Westchester and New York Metropolitan area for business referrals; enhancing the knowledge base of Community Mutual’s management team with respect to the benefit and risk management aspects of the operations; and assisting in maintaining a solid, transparent, and proactive relationship with Community Mutual’s federal regulators on an ongoing basis. Mr. Ferrara’s depth of business and financial experience as well as his strong leadership skills make him well-suited for the position for Chairman of the Board.

William P. Harrington is a Partner and Chairman of the Management Committee of Bleakley Platt & Schmidt, LLP, a full service law firm with offices in White Plains and Greenwich, Connecticut. He is also the

8

head of the Litigation and Toxic Tort/Complex Litigation Practice Groups, member of the Environmental Practice Group, and member of the firm’s Executive Committee. Mr. Harrington serves on the boards of numerous civic and community organizations and is also a member of the Board of Directors of TBS International, Ltd (“TBSI”), a Nasdaq listed company, and serves as TBSI’s Lead Independent Director and the Chair of its Governance Committee.

The Board values Mr. Harrington’s depth of legal experience as an attorney for over 27 years representing significant regional and national clients in commercial, environmental, labor and land use litigation, which has provided Mr. Harrington with a strong familiarity with Community Mutual’s target market, its constituents and potential clients. Mr. Harrington’s extensive participation as a member of various charitable and business organizations (i.e., hospitals, food bank and religious based groups) has enabled Mr. Harrington to develop personal relationships throughout the region with significant business leaders, and has allowed Mr. Harrington to also develop an enhanced knowledge of the local community which is necessary for Community Mutual’s growth and success. Mr. Harrington’s strong financial analytical skills regarding business management, stability and growth make him a valuable member of the Board.

Susan A. Massaro has been Executive Vice President, Professional Services of Scivantage, Inc. a provider of brokerage solutions, and predecessor company Nova.Corp since 2001; and Senior Vice President, Internet Solutions of Qwest Communications and predecessor company Icon CMT Corp. from 1996 to 2001. Ms. Massaro also worked for Data General Corporation from 1979 to 1996 in various information technology technical and management capacities, ending as Director of U.S. Professional Services.

Ms. Massaro is an information technology professional with extensive executive-level business and financial operations leadership and management experience in IT service delivery and consulting services. The Board values Ms. Massaro’s experience in leveraging software solutions and technologies to practically, efficiently and economically manage and grow business, which enables her to advise CMS Bancorp in the areas of operations, compliance and IT security. With her significant experience in managing large organizations, corporate compensation, staff evaluation and human resources, Ms. Massaro provides leadership to the Board’s Compensation Committee. Combining these skills with the experience she brings with emerging company environments and in leading due diligence efforts for potential acquisitions with several completed transactions and assimilations, Ms. Massaro contributes considerably to the strategic matters and risk management issues that are subjects of the Board’s focus.

Cheri R. Mazza, Ph.D. is an Associate Professor of Accounting for the John F. Welch School of Business at Sacred Heart University in Fairfield, CT. Prior to Sacred Heart she was at Fordham University (2000-2009) and a project manager (1994-2000) for the Financial Accounting Standards Board (FASB). Dr. Mazza also has experience in the corporate taxation area of public accounting. She is a Certified Public Accountant (CPA) and a Certified Management Accountant (CMA).

Dr. Mazza’s research encompasses issues in contemporary financial reporting, standard setting, and quality of earnings. She has published numerous articles in academic and professional journals including The Accounting Review, Accounting Horizons, Journal of Behavioral Finance, Journal of Accountancy, Financial Analyst’s Journal, and The Journal of Corporate Accounting and Finance. In addition, she co-authored three financial accounting portfolios for The Bureau of National Affairs.

Dr. Mazza is a highly educated and experienced accounting professional that brings a wealth of knowledge to the Board in the financial accounting area. Her extensive experience in teaching, research, and standard setting provides CMS Bancorp and Community Mutual with a high level of expertise in matters related to financial reporting and the application of generally accepted accounting principles all of which enhance her leadership as Chairperson of the Audit Committee. Dr. Mazza’s significant experience gained through, among other qualifications, six years with FASB in standard setting, her Ph.D. in accounting, and academic experience in both teaching and research make Dr. Mazza an invaluable member of the Board.

9

Matthew G. McCrosson is partner in charge of consulting for O’Connor, Davies, Munns & Dobbins LLP (ODMD) Accountants and Consultants. Mr. McCrosson provides performance improvement based advisory services in addition to organizational and operational reviews. He has assisted many clients in reviewing their technology platforms in terms of alternative systems and system selection and implementation coordination. He also leads ODMD Internal Audit practice initiatives. Prior to joining ODMD in 2000, Mr. McCrosson was with KPMG Consulting, in the firm’s Public Services line of business. Earlier in his career, Mr. McCrosson served as chief financial officer or chief operating officer of several national and regional not-for-profit organizations. He holds a BS in accounting and MBA in finance with a second MBA concentration in information systems from Manhattan College where he serves in the Mentor Program. Mr. McCrosson serves on the Boards of the Business Council of Westchester and Westchester Community College Foundation. He is Vice Chairman of the Westchester Community Foundation.

Mr. McCrosson is one of two directors on the Board designated as an “audit committee financial expert,” as that term is defined by SEC regulations. Mr. McCrosson’s unique combination of financial and accounting expertise and knowledge of technology matters makes him an invaluable member of the Board.

John E. Ritacco’s banking career spans more than three decades serving in various management and executive positions for major financial institutions. Mr. Ritacco has served as the President and Chief Executive Officer of Community Mutual since 2005 and serves as a member of the Board of Directors of both CMS Bancorp and Community Mutual. Mr. Ritacco is actively involved in numerous Westchester County charitable organizations having served on the Board of the March of Dimes and Junior Achievement of Hudson Valley where he was the Chairman of the Board from 2003-2005. Currently Mr. Ritacco serves on the Board of the Westchester County Association, the largest business association in Westchester County. Mr. Ritacco is a graduate of the University of Rhode Island where he earned a Bachelor of Arts Degree in History/Political Science in 1976.

Mr. Ritacco possesses a far-ranging depth of experience in the financial services industry, having worked for several financial institutions in various capacities including retail banking, small business and corporate lending, corporate finance and sales management. His extensive knowledge of the industry and strong leadership skills provides CMS Bancorp and Community Mutual with invaluable leadership, insight and guidance into the business and regulatory requirements of today’s banking environment.

Executive Officers Who are Not Directors

Biographical information and the business experience of each non-director executive officer of CMS Bancorp are set forth below.

Stephen Dowd, age 56, has served as Senior Vice President and Chief Financial Officer of Community Mutual since October 2005. Mr. Dowd has extensive experience in finance, having served as the chief financial officer of a technology consulting firm from 1999 to 2005. From 1990 to 1999, Mr. Dowd held various accounting and finance positions at ASARCO, a publicly held international mining company. Prior to that, Mr. Dowd was a senior manager at Ernst and Young, in the New York and White Plains offices, where he served clients in numerous industries, including banking.

Christopher Strauss, age 67, has served as Senior Vice President and Senior Lending Officer, Compliance Officer and BSA Officer of Community Mutual since October 2005. From March 2004 to September 2005, Mr. Strauss was Vice President of Credit Administration at Union State Bank, where he managed the credit underwriting process in the bank’s Westchester Loan Center originating commercial and industrial and commercial real estate loans. From 2001 to March 2004, Mr. Strauss was Senior Vice President and Senior Lending Officer at Reliance Bank in White Plains, New York, where he managed all aspects of the bank’s lending, including underwriting and credit decisions on all new and renewing loans, pricing and structuring on

10

new and renewing loans, loan servicing, credit grading, and loan collection. In addition, he acted as Reliance Bank’s Compliance Officer, managing the bank’s compliance program to include all lending, branch operations and Bank Secrecy Act requirements.

INFORMATION ABOUT THE BOARD OF DIRECTORS

General

CMS Bancorp’s Board of Directors currently consists of eight members. In June 2010, the Board of Directors of CMS Bancorp voted to increase the size of the Board from eight to ten directors, creating two new positions in the class whose term expires at this annual meeting (the “2011 class”) and appointed Dr. Scott D. Hayworth and Robert P. Weisz to the Board to fill these new positions. Former directors Annemarie V. Romagnoli and Dr. Scott D. Hayworth, both members of the 2011 class, resigned from the Boards of Directors of CMS Bancorp and Community Mutual in September 2010 and December 2010, respectively, resulting in a reduction of the 2011 class to two members. Their resignations were due to personal reasons and were not the result of any disagreement with CMS Bancorp or Community Mutual on any matter relating to CMS Bancorp’s or Community Mutual’s operations, policies or practices. At this time, CMS Bancorp’s Nominating Committee and Board of Directors are reviewing potential candidates and expect to replace directors Romagnoli and Hayworth in 2011. Until such replacement candidates are identified, the Board has reduced the size of the Board of Directors to eight members.

CMS Bancorp’s charter provides that the Board of Directors is divided into three classes, as nearly equal in number as possible. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors will not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending monthly meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers, including legal counsel, auditors, financial advisors, and other consultants.

Meetings of the Board of Directors

The Board of Directors held a total of 10 regular meetings, one strategic planning meeting and one special meeting during the fiscal year ended September 30, 2010. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period. Robert Weisz was elected as a Director on June 22, 2010.

Independent Directors

CMS Bancorp uses The Nasdaq Stock Market’s definition of independence to determine the independence of its directors. The Board of Directors has determined that each person who served as a director during fiscal year 2010 except for Mr. Ritacco qualified as an “independent” director under The Nasdaq Stock Market’s rules during his or her term of service. In making determinations regarding director independence, the Board of Directors considers the relationships and transactions disclosed under “Transactions with Certain Related Persons” below.

Consistent with The Nasdaq Stock Market’s rules, independent directors meet in regularly scheduled executive sessions without Mr. Ritacco. The independent directors selected Thomas G. Ferrara to serve as the presiding director at the executive sessions for the 2010 fiscal year. The presiding director takes a lead role in the Board’s self-evaluation process.

The Nasdaq Stock Market’s rules, as well as SEC rules, impose additional independence standards for all members of the Audit Committee. CMS Bancorp’s Board of Directors has determined that the current members of the Audit Committee meet these additional standards.

11

Committees of the Board of Directors

The CMS Bancorp Board of Directors has established the following committees:

Executive Committee. The Executive Committee of our Board of Directors exercises the powers of the Board of Directors between board meetings. Directors Ferrara (chair), Cuddy, Massaro, Mazza, Ritacco and Weisz serve on the Executive Committee.

Audit Committee. Directors Ferrara, Massaro, Mazza (chair), McCrosson and Harrington serve on the Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors, and internal auditors, and reports any substantive issues found during the audits to the Board. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The Audit Committee reviews and approves all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. Each of Directors Mazza and McCrosson qualifies as an “audit committee financial expert,” as that term is defined by SEC regulations, and the Board of Directors has designated them as such. A copy of the current Audit Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab. The Committee met four times in the fiscal year ended September 30, 2010.

Compensation Committee. The Compensation Committee of the Board of Directors assesses the structure of the management team and the overall performance of CMS Bancorp and Community Mutual. The Compensation Committee establishes the compensation of the Chief Executive Officer, approves the compensation of other officers and determines compensation and benefits to be paid to employees of CMS Bancorp and Community Mutual. It also sets directors’ fees. The Compensation Committee is chaired by Director Massaro with Directors Cuddy, Ferrara and Weisz serving as members. In addition, Mr. Ritacco advises the Compensation Committee with respect to executive compensation matters other than his compensation as Chief Executive Officer. Mr. Ritacco does not participate in the Compensation Committee’s deliberations regarding executive compensation nor does he serve on the Compensation Committee. The Committee met seven times in the fiscal year ended September 30, 2010.

The Compensation Committee believes that its processes and oversight should be directed toward attracting, retaining and motivating employees and non-employee directors to promote and advance the interests and strategic goals of CMS Bancorp. When requested by the Compensation Committee, the CEO will provide information and may participate in discussions regarding compensation for other executive officers. The Compensation Committee from time to time utilizes the outside compensation consulting firm of Towers Perrin to assist in determining compensation, but also considers other general industry information and trends, if available. The committee did not consult with Towers Perrin during fiscal year 2010. A copy of the current Compensation Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab.

The Compensation Committee acts as the ESOP Committee, and meets to review CMS Bancorp’s ESOP. The Compensation Committee also acts as the “Stock Option Plan Committee” and the “Retention and Recognition Plan Committee” in administering the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan, respectively.

Nominating Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) meets to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating Committee will consider recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered. Directors Ferrara (chair), Harrington, McCrosson and Weisz serve on the Nominating Committee. A copy of the current Nominating Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab.

12

In assessing nominees for the Board of Directors, the Nominating Committee, in its judgment, considers a variety of relevant factors, including the current composition of the Board of Directors, the need for specific functional expertise and the evaluations of other prospective nominees. In addition, in evaluating prospective nominees, the Nominating Committee also takes into consideration the diversity of the nominees, including cultural, geographic, gender and ethnic diversity, as well as differences of viewpoint, skills, education, and professional experience. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the Nominating Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

Each of CMS Bancorp’s committees listed above other than the Executive Committee is composed entirely of directors who are independent as that term is defined by Nasdaq’s corporate governance listing standards. In addition, all of the members of our Audit Committee meet the independence standard established by Rule 10A-3(m) of the Securities Exchange Act of 1934, as amended.

The Board also has a Strategic Planning and Budget Committee, Corporate Governance & Compliance Committee, and an Asset Liability Management Committee.

Board’s Leadership Structure

The Bylaws of CMS Bancorp provide that the positions of Chairman of the Board and Chief Executive Officer shall be held by different persons. In addition, the Board believes that the Chairman should not be an employee. Under CMS Bancorp’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the Chief Executive Officer as necessary or appropriate. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, CMS Bancorp management; the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders; and the overall corporate governance compared to a combined Chairman/Chief Executive Officer leadership structure. Further, the Board believes this structure is a more effective method of monitoring and evaluating the Chief Executive Officer’s performance, thereby making the Chief Executive Officer more accountable.

Board and Committee Oversight of Risk

Both the full Board of Directors and its Committees oversee the various risks faced by CMS Bancorp. Management is responsible for the day-to-day management of CMS Bancorp’s risks and provides periodic reports to the Board of Directors and its Committees relating to those risks and risk-mitigation efforts. On a regular basis, all committees report on the risk categories they oversee to the full Board of Directors.

The Audit Committee oversees CMS Bancorp’s risk identification and mitigation processes and specifically oversees management of the financial, legal and regulatory risks faced by CMS Bancorp. Members of CMS Bancorp’s management, including our Chief Financial Officer and Head of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management process and on the specific risks overseen the by Audit Committee, including CMS Bancorp’s internal controls over financial reporting.

The Compensation Committee oversees CMS Bancorp’s risks relating to its compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works as deemed necessary with compensation consultants to ensure that our executive compensation plans are appropriately balanced and incentivize management to act in the best interest of CMS Bancorp’s stakeholders.

13

The Asset Liability Management Committee oversees CMS Bancorp’s risks relating to liquidity, investments, capital and interest rate sensitivity. The Strategic Planning and Budget Committee, as well as the Board of Directors as a whole, reviews the annual budget pursuant to which CMS Bancorp’s operating strategy is developed. As with other risks, management is responsible for the day-to-day management of the risks relating to operating strategy, while the Board of Directors takes an oversight role with respect those risks.

The Nominating Committee and Corporate Governance & Compliance Committees oversee the risks to CMS Bancorp relating to governance matters and board and committee composition. The Corporate Governance & Compliance Committee oversees CMS Bancorp’s compliance and ethics program, including implementation of revisions to our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of CMS Bancorp.

Shareholder Communications with Our Board of Directors

Shareholders may contact our Board of Directors or our non-management directors as a group by sending written correspondence to Stephen Dowd, Senior Vice President, Chief Financial Officer & Secretary, CMS Bancorp, Inc., 123 Main Street, White Plains, New York 10601. All comments will be forwarded directly to the Board of Directors, or to the non-management directors as a group, as appropriate.

Code of Ethics

CMS Bancorp has adopted a Code of Ethics that is applicable to all officers, directors and employees of CMS Bancorp and its affiliates. The Code of Ethics is available on our website, www.cmsbk.com, under the Management Team tab. You may also send a request for a free copy of the Code of Ethics to our principal executive offices: CMS Bancorp, Inc., Attn: Corporate Secretary, 123 Main Street, White Plains, New York 10601.

Annual Meeting Attendance Policy

The 2011 Annual Meeting of Shareholders is the fourth annual meeting held by CMS Bancorp following the conversion and stock offering completed on April 4, 2007. It is the policy of CMS Bancorp that all directors and nominees should attend the annual meeting. All of the then directors and nominees attended the 2010 Annual Meeting of Shareholders, except for William P. Harrington.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2010, there were no interlocks between members of the Compensation Committee or our executive officers and corporations with respect to which such persons are affiliated.

Directors’ Compensation

Meeting Fees. Each non-employee director of CMS Bancorp receives a fee of $1,000 for attendance at each board meeting and $400 for attendance at each meeting of a committee of which they are members. Effective October 1, 2009, the Chairman of the Board of Directors, Mr. Ferrara also receives an annual retainer of $25,000. Effective January 1, 2011, each Committee Chairperson receives annual retainers as follows: Audit, $10,000; Loan, $5,000; Compensation, $5,000; Strategic Planning and Budget, $2,500; and Governance and Compliance, $2,500. Committee Chairpersons did not receive annual retainers at any time prior to January 1, 2011. Mr. Ritacco, while serving as President and Chief Executive Officer, will not receive any additional compensation for serving as a director.

14

The following table sets forth information regarding compensation earned by the non-employee directors of CMS Bancorp during the last fiscal year.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
William V. Cuddy, Jr.	19,000	—	—	19,000
Thomas G. Ferrara	48,600	—	—	48,600
William P. Harrington	15,200	16,700	25,500	57,400
Susan A. Massaro	21,600	—	—	21,600
Cheri R. Mazza	18,400	—	—	18,400
Matthew G. McCrosson	20,800	—	—	20,800
Robert Weisz	4,400	—	—	4,400

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the number of shares of restricted stock granted and the per share price on the date of grant. Each grant of restricted stock vests over five years. At 9/30/2010, the aggregate amount of outstanding restricted stock granted on 11/15/2007 to each of the following Directors was as follows: Mr. Ferrara—4,110 shares; Ms. Massaro— 2,000 shares; Ms. Mazza—2,000; Mr. Cuddy—2,000 shares; and Mr. McCrosson—2,000 shares. At 9/30/2010, the aggregate amount of outstanding restricted stock granted on 5/27/2010 to Mr. Harrington was 2,000 shares.
(3)	The amounts shown in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information concerning the assumptions used in these calculations, please refer to Note 15 to the audited financial statements included in the 2010 Annual Report. Options vest over five years. At 9/30/2010, the aggregate amount of outstanding stock options granted on 11/15/2007 to each of the following Directors was as follows: Mr. Ferrara—10,275 shares; Ms. Massaro—6,000; Ms. Mazza—6,000; Mr. Cuddy—6,000; and Mr. McCrosson—6,000 shares. At 9/30/2010, the aggregate amount of outstanding stock options granted on 5/27/2010 to Mr. Harrington was 6,000 shares.

Executive Compensation

The following table provides information about the compensation paid in fiscal years 2010 and 2009 to CMS Bancorp and Community Mutual’s President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; and Senior Vice President and Senior Lending Officer (collectively, the “named executive officers”). CMS Bancorp has no other executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
John E. Ritacco,	2010	290,000	45,000	—	—	—	7,717	342,717
President and Chief Executive Officer	2009	290,000	45,000	—	—	51,125	8,747	394,872

Stephen Dowd,	2010	158,567	—	—	—	—	6,011	164,578
Senior Vice President and Chief Financial Officer	2009	150,000	—	9,063	6,225	22,500	3,610	191,398

Christopher Strauss,	2010	162,721	—	—	—	—	4,201	166,922
Senior Vice President and Senior Lending Officer	2009	152,571	—	9,063	6,225	22,500	6,643	197,002

15

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether paid as of September 30, of such year, or accrued as of September 30, and paid thereafter.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the number of shares of restricted stock granted and the per share price on the date of grant. Each grant of restricted stock vests over five years.
(3)	The amounts shown in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information concerning the assumptions used in these calculations, please refer to Note 15 to the audited financial statements included in the 2010 Annual Report. Options vest over five years.
(4)	For the year ended September 30, 2009, the Compensation Committee of the Board of directors established a non-equity incentive compensation plan for Mr. Ritacco, Dowd and Strauss, based on achieving certain goals for the calendar year ended December 31, 2008. Amounts represent amounts paid for achieving certain revenue, expense and personal goals for the calendar year ended December 31, 2008. For the calendar years ended December 31, 2009 and 2010, there was no such non-equity incentive compensation plan for Messrs. Ritacco, Dowd or Strauss. See the discussion of the Company’s Non-Equity Incentive Compensation Plan below.
(5)	For 2010 represents (a) 401(k) contributions made by Community Mutual for Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $4,125, $3,176, and $1,234, respectively, and (b) the distribution of shares of the Company’s common stock under the ESOP to Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $3,592, $2,834, and $2,967, respectively. For 2009 represents (a) 401(k) contributions made by Community Mutual for Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $4,683, $692, and $3,706, respectively, and (b) the distribution of shares of the Company’s common stock under the ESOP to Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $4,064, $2,918, and $2,937, respectively. The named executive officers also participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

On December 29, 2010, CMS Bancorp and Community Mutual each entered into separate, parallel, amended and restated employment agreements (the “New Employment Agreements”) with Mr. Ritacco as President and Chief Executive Officer of CMS Bancorp and Community Mutual. The New Employment Agreements, effective as of January 1, 2011, amend and restate employment agreements between each of CMS Bancorp and Community Mutual and Mr. Ritacco that were entered into on July 30, 2008, effective as of January 1, 2008.

The New Employment Agreements are substantially similar to the employment agreements they replace, except that the New Employment Agreements (i) provide that CMS Bancorp and Community Mutual will employ Mr. Ritacco until December 31, 2012, (ii) provide for Mr. Ritacco to receive an annual base salary of $325,000 while maintaining the same bonus structure whereby Mr. Ritacco will receive an annual bonus of $45,000 and be eligible to receive an additional bonus if he achieves certain performance objectives set by Community Mutual, and (iii) provide for one year extensions of each agreement’s term only through affirmative action by the Board of Directors of each of CMS Bancorp and Community Mutual on or before March 31st of the year in which expiration would otherwise occur, provided that automatic extension for an additional year will occur if Mr. Ritacco notifies each Board between March 1st and March 15th of the year in which the agreement’s term is scheduled to end, and the Board does not notify Mr. Ritacco by March 31st of such year that the Board is renewing or not renewing the agreement.

16

The following table provides information about the outstanding equity awards held by the named executive officers as of September 30, 2010.

Outstanding Equity Awards at September 30, 2010

Name	Grant Date of Award	Number of securities underlying unexercised options(1)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)
John E. Ritacco	11/28/07	51,379		$10.12	11/28/2017	12,331	123,310
Stephen Dowd	11/28/07 11/23/09	22,000 2,500	$ $	10.12 7.25	11/28/2017 11/23/2019	6,000 1,250	60,000 12,500
Christopher Strauss	11/28/07 11/23/09	22,000 2,500	$ $	10.12 7.25	11/28/2017 11/23/2019	6,000 1,250	60,000 12,500

(1)	Stock option awards reported in this column are the total options awarded to each named executive officer on the date specified in the previous column. Stock option awards are subject to a vesting schedule of 20% per year, starting one year after the award date. At 9/30/2010, the vesting dates of unvested options awarded to Messrs. Ritacco, Dowd and Strauss on 11/28/2007 are 11/28/2010, 11/28/2011, and 11/28/2012. At 9/30/2010, the vesting dates of unvested options awarded to Messrs. Dowd and Strauss on 11/23/2009 are 11/23/2010, 11/23/2011, 11/23/2012, 11/23/2013 and 11/23/2014.
(2)	Restricted stock options reported in this column represent the unvested shares of restricted stock awarded to each named executive officer on the date specified in the second column. The restricted stock is subject to a vesting schedule of 20% per year, starting one year after the award date. At 9/30/2010, the vesting dates of the unvested restricted stock awarded to Messrs. Ritacco, Dowd and Strauss on 11/28/2007 are 11/28/2008, 11/28/2009, 11/28/2010, 11/28/2011, and 11/28/2012. At 9/30/2010, the vesting dates of the unvested restricted stock awarded to Messrs. Dowd and Strauss on 11/23/2009 are 11/23/2010, 11/23/2011, 11/23/2012, 11/23/2013, and 11/23/2014.

Pension Benefits

Tax Qualified Pension Plan. Community Mutual maintains a tax-qualified pension plan that covers substantially all employees(1) who are age 18 or older and have at least one year of service. The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan upon retirement at age 65 with various years of service and average compensation combinations.

	Years of Benefit Service(2)
Average Compensation(3)	10	15	20	25	30
$125,000	41,667	62,500	62,500	62,500	62,500
150,000	50,000	75,000	75,000	75,000	75,000
175,000	58,333	87,500	87,500	87,500	87,500
200,000	66,667	100,000	100,000	100,000	100,000
225,000	68,333	102,500	102,500	102,500	102,500
250,000	68,333	102,500	102,500	102,500	102,500

(1)	Employees hired after June 30, 2008 are not eligible for the plan.
(2)	Benefit service after February 28, 2010 is not recognized for purposes of calculation of benefits.
(3)	Average compensation is average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($245,000 for individuals retiring in 2010) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan. Compensation after February 28, 2010 is not recognized for purposes of calculation of average compensation.

17

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts.

401(k) Plan. Community Mutual maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 18 and have at least one year of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from annual compensation, subject to limitations of the Internal Revenue Code (the “Code”) (for 2010, the annual limit was $16,500 for participants under the age of 50). Community Mutual may make a discretionary matching contribution to the plan equal to a fixed percentage of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

Employee Stock Ownership Plan (“ESOP”). This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 18. Although contributions to this plan are discretionary, Community Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from CMS Bancorp. The loan is for a term of up to 30 years and calls for level annual payments of principal plus interest. The plan initially pledged the shares it purchases as collateral for the loan and holds them in a suspense account.

The employee stock ownership plan does not distribute the pledged shares right away. Instead, it releases a portion of the pledged shares annually. The employee stock ownership plan allocates the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1.0% of the total salaries of all participants for the year, the plan allocates to that participant 1.0% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

The employee stock ownership plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Non-Equity Incentive Compensation Plans

CMS Bancorp, Inc. Non-Equity Incentive Compensation Plan. In 2008, the Compensation Committee developed a non-equity incentive compensation plan for executive management of CMS Bancorp and Community Mutual. Targets under the non-equity incentive compensation plan for calendar year 2008 were established using a formula for each executive and were based on meeting a combination of goals on a calendar year basis, including growth in interest and non-interest income, growth in loans, control over non-interest expense, and achieving personal goals. Actual awards were determined by the Compensation Committee, after considering the achievement of the goals described above, overall compensation compared to a peer group, and other factors. During fiscal year 2009, the Compensation Committee determined that the relevant performance measures established for calendar year 2008 were satisfied, and CMS Bancorp paid awards of $51,125 to Mr. Ritacco and $22,500 to each of Messrs. Dowd and Strauss under this plan in recognition of their achievement of these goals.

The non-equity incentive compensation plan for calendar year 2009 and 2010 was suspended and the Compensation Committee currently does not anticipate making awards under this plan during fiscal year 2011. However, the Compensation Committee may make discretionary bonus payments outside of the non-equity incentive compensation plan to Messrs. Ritacco, Dowd and Strauss in 2011 based on CMS Bancorp, Community Mutual and individual performance during the calendar year 2010.

Equity Compensation Plans

CMS Bancorp, Inc. 2007 Stock Option Plan. CMS Bancorp has a Stock Option Plan in effect that was approved by the shareholders and became effective on November 9, 2007. The purpose of the Stock Option Plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in

18

CMS Bancorp. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. CMS Bancorp has reserved an aggregate of 205,516 shares of common stock for issuance upon the exercise of stock options granted under the Plan. Such shares may be unissued shares or shares previously issued and subsequently reacquired by CMS Bancorp. Any shares subject to grants under the plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full shall be available for new option grants. During the year ended September 30, 2008, stock options to purchase an aggregate of 152,154 shares of common stock were granted to directors and officers of Community Mutual. In November 2009, stock options to purchase an aggregate of 8,300 shares of common stock were granted to officers of Community Mutual, and in May 2010, stock options to purchase 6,000 shares of common stock were granted to a director. As of January 4, 2011, 39,062 options remain available for future grant. Options are granted based on the conclusions of the Compensation Committee, after considering factors including, but not limited to the person’s individual performance, level of achievement of personal goals, contribution to corporate performance and achievement of corporate goals, overall compensation compared to a peer group and other factors.

CMS Bancorp, Inc. 2007 Recognition and Retention Plan. CMS Bancorp’s Recognition and Retention Plan was approved by shareholders and became effective on November 9, 2007. Like the Stock Option Plan, the Recognition and Retention Plan functions as a long-term incentive compensation program for eligible officers, employees and outside directors of CMS Bancorp and Community Mutual. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. The members of the Board of Directors’ Compensation Committee administer the Recognition and Retention Plan. CMS Bancorp pays all costs and expenses of administering the Recognition and Retention Plan. During the fiscal year ended September 30, 2008, 61,701 shares of restricted stock were granted to directors and officers of Community Mutual. In November 2009, 4,150 shares of restricted stock were granted to officers of Community Mutual, and in May 2010, 2,000 shares of restricted stock were granted to a director. As of January 4, 2011, 14,355 shares remain available for future grants. CMS Bancorp has established a trust and contributed $856,001 to the trust during the year ended September 30, 2008, enabling the trust to purchase 82,206 shares of common stock authorized under the Recognition and Retention Plan. No contributions by participants will be permitted. Stock is granted based on the conclusions of the Compensation Committee, after considering factors including, but not limited to the person’s individual performance, level of achievement of personal goals, contribution to corporate performance and achievement of corporate goals, overall compensation compared to a peer group and other factors.

Termination and Change in Control Benefits

Employment Agreement. On December 29, 2010, Community Mutual entered into an amended and restated employment agreement with Mr. Ritacco, effective January 1, 2011. The agreement has an initial term of two years, ending December 31, 2012, and will be reviewed on the one-year anniversary of the agreement, upon such time the Board may extend the agreement for one additional year. Upon termination for Good Reason, without Cause, or upon a Change of Control (as each term is defined in the employment agreement), Mr. Ritacco would be entitled to: (1) the unpaid portion of any compensation earned up until the date of termination; (2) any benefits to which he is entitled to as a former employee under the employee benefit plans and programs maintained by Community Mutual; (3) continued health and welfare benefits until the earliest date he becomes eligible for such benefits maintained by a subsequent employer or the date of the remaining unexpired employment period; (4) a lump sum payment equal to the greater of his annual salary at the rate in effect immediately prior to his termination of employment, or the salary that he would have earned through the Remaining Unexpired Employment Term (as defined in the employment agreement); and (5) an amount equal to the highest annual cash bonus achieved during the three years preceding the year of termination. The employment agreement with Community Mutual does not provide for 280G indemnification.

On December 29, 2010, CMS Bancorp entered into a parallel and amended and restated employment agreement with Mr. Ritacco with terms substantially identical to the employment agreement between Community Mutual and Mr. Ritacco. However, under the employment agreement with CMS Bancorp, the Remaining Unexpired Employment Term shall be deemed to equal three (3) years for the purpose of determining the

19

severance payments that would be payable to Mr. Ritacco upon a termination of employment following a Change in Control. Additionally, if upon a Change in Control Mr. Ritacco receives any severance payments under the employment agreement that would constitute an excess parachute payment within the meaning of Section 280G of the Code, then CMS Bancorp will provide him with an additional payment to make him whole for any excise taxes that may be imposed under that Code Section.

Change of Control Agreements. Community Mutual has entered into two-year change of control agreements with Mr. Dowd, Mr. Strauss, Diane Cocozzo and Laura Caruolo. Mr. Dowd and Mr. Strauss are officers of CMS Bancorp and officers of the bank, while Ms. Cocozzo and Ms. Caruolo are officers of only the bank. These agreements are guaranteed by CMS Bancorp. The term of these agreements is perpetual until Community Mutual gives notice of non-extension, at which time the term is fixed for two years.

Generally, Community Mutual may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CMS Bancorp or Community Mutual sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Community Mutual would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Community Mutual’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If CMS Bancorp and Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Under the change in control agreements, any severance payments made which are subject to section 280G of the Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Code.

PRINCIPAL ACCOUNTING FEES AND SERVICES

During the fiscal years ended September 30, 2010 and 2009, CMS Bancorp retained ParenteBeard LLC to provide audit and other services and incurred fees as follows:

	2010	2009
Audit fees(1)	$94,000	$83,500
Audit related fees	—	—
Tax fees(2)	$7,000	$8,500
All other fees	—	—

Total	$101,000	$92,000

(1)	Includes (a) professional services rendered for the audit of CMS Bancorp’s annual financial statements and review of financial statements included in Forms 10-Q and (b) services provided annually in connection with statutory and regulatory filings, including filing of Forms 10-K, 10Q, and Form S-8 with related provision of comfort letters. Also includes out-of-pocket expenses.
(2)	Tax fees consisted of fees related to the preparation of CMS Bancorp’s income tax returns.

20

Preapproval Policies and Procedures

The Audit Committee, or a designated member of the Audit Committee, shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for CMS Bancorp by its independent auditor, subject to the de minimis exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit, provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by CMS Bancorp to its auditor during the fiscal year in which the services are provided; (2) such services were not recognized by CMS Bancorp at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. Of the services set forth in the table above, all were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

CMS Bancorp’s Audit Committee has reviewed and discussed the audited financial statements of CMS Bancorp for the fiscal year ended September 30, 2010 with management and ParenteBeard LLC, CMS Bancorp’s independent registered public accounting firm. CMS Bancorp’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (as amended) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations, with ParenteBeard LLC.

The Audit Committee has received the written disclosures and the letter from ParenteBeard LLC required by Independence Standards Board Standard No. 1 regarding ParenteBeard LLC’s communications with the Audit Committee concerning independence and has discussed ParenteBeard LLC’s independence with respect to CMS Bancorp with ParenteBeard LLC.

Based on the review and discussions referred to in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CMS Bancorp’s Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the SEC.

Audit Committee of CMS Bancorp, Inc.

Cheri R. Mazza, Chairperson

Thomas G. Ferrara

William P. Harrington

Sue A. Massaro

Matthew G. McCrosson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CMS Bancorp’s directors and executive officers, and persons who own more than 10% of CMS Bancorp’s common stock, to report to the SEC their initial ownership of CMS Bancorp’s common stock, on Form 3, and any subsequent changes in that ownership, on Form 4. Reports on Form 3 must be filed within 10 days of becoming a beneficial owner, director or officer. Reports on Form 4 must be filed before the end of the second business day following the day on which the transaction effecting a change in ownership occurred. CMS Bancorp is required to disclose in this annual report any late filings or failures to file.

To CMS Bancorp’s knowledge, based solely on its review of the copies of such reports furnished to CMS Bancorp and written representations that no other reports were required during the fiscal year ended

21

September 30, 2010, all Section 16(a) filing requirements applicable to CMS Bancorp’s executive officers and directors during fiscal year 2010 were met, except that one Form 4 for William V. Cuddy, Jr. and one Form 4 for Robert Weisz was not filed on a timely basis.

Transactions with Certain Related Persons

Community Mutual’s authority to extend credit to insiders, which specifically include its directors, executive officers and principal shareholders, as well as to entities controlled by such persons, is subject to the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O issued by the Federal Reserve. Pursuant to Community Mutual’s Insider Loan Policy, the bank will not extend credit to any insider unless: (a) the loan is made on substantially the same terms (including interest rates, collateral, repayment and loan maturity) as those prevailing at the time for comparable transactions to persons not covered by this regulation and (b) the extension does not involve more than the normal risk of repayment or present other unfavorable features. Any extension of credit to an insider or related interest must be preceded by the submission of a detailed financial statement. The policy further provides that if a loan request involving an insider exceeds the lesser of $20,000 or one-half of one percent of Community Mutual’s net worth, the extension of credit must be approved in advance by a majority of the Board, with the interested party abstaining from participating directly or indirectly in the voting, and such abstention will be noted in Board minutes. The insider is precluded from participating in discussion or any attempt to influence the voting by the Board of Directors. Community Mutual will treat any transactions with an insider or their related interest at arm’s length.

As of September 30, 2010, Community Mutual had $683,014 in loans outstanding to William P. Harrington, a director. Community Mutual did not have any other outstanding loans to directors and officers at September 30, 2010, however, we do have outstanding loans to members of certain of these individuals’ families, as well as to certain employees. These loans are made in the ordinary course of our business and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to customers who do not have a personal or familial relationship with us. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features to Community Mutual.

Thomas G. Ferrara, the Chairman of the Board of Directors of CMS Bancorp, is the President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. Mr. Ferrara owns 51% of the equity interests in Future Value Associates, Ltd. Sarah Becker, the Executive Vice President of Future Value Associates, LTD., who is a registered representative of Park Avenue Securities, holds 49% of Future Value Associates, Ltd. Ms. Becker is a consultant for Community Mutual with respect to its benefit plans. Community Mutual does not compensate this agent directly for her involvement; she makes commissions from Park Avenue Securities, Guardian, and United Health Care/Oxford due to products purchased by Community Mutual for its benefits plans. For the fiscal year ended September 30, 2010, Ms. Becker received aggregate compensation from CMS Bancorp, directly and indirectly of $15,939.47. None of this compensation was paid to Mr. Ferrara or Future Value Associates, Ltd. The fees received by Ms. Becker for professional services rendered to Community Mutual during the year ended September 30, 2010 did not exceed 5% of the firm’s gross revenues.

William P. Harrington, a Director, is a partner with Bleakley Platt & Schmidt, LLP (“Bleakley Platt”), a law firm which provides legal services to Community Mutual from time to time, principally involving employment and transactional matters. For the fiscal year ended September 30, 2010, Bleakley Platt received $49,222 for legal services it rendered to Community Mutual.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors of CMS Bancorp, Inc.

22

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed ParenteBeard LLC to act as our independent registered public accounting firm for the fiscal year ending September 30, 2011, and we are asking shareholders to ratify the appointment.

Representatives of ParenteBeard LLC are expected to be present at the annual meeting to answer questions concerning the financial statements and to make a statement at the meeting if they so desire.

The affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal is required for ratification.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm for CMS Bancorp, Inc. for the 2011 fiscal year.

23

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON

EXECUTIVE COMPENSATION

(“SAY ON PAY”)

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), our Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to our executive officers as described in this proxy statement in accordance with the SEC’s rules. Because your vote is advisory, it will not be binding on the Board or CMS Bancorp. However, the Board will review the voting results and will take them into consideration when making future decisions regarding executive compensation.

As noted above, CMS Bancorp has three named executive officers, Messrs. Ritacco, Dowd, and Strauss, who also serve in the same positions at Community Mutual. The compensation programs of CMS Bancorp are designed to attract, motivate and retain our named executive officers, who are critical to our success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of CMS Bancorp and our subsidiary, Community Mutual. We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, such as progress in Community Mutual’s branch renovation and relocation program; return to profitability; overall growth in assets and loans; and improvement in the interest rate spread and net interest margin. In addition, Community Mutual’s past due and non performing loans continue to be below peer group averages, and Community Mutual continues to be well capitalized.

The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests and economic conditions faced by CMS Bancorp and Community Mutual, which have been challenging in recent years. Accordingly, various actions taken by the Board in response to such considerations have included suspension of the non-equity compensation program, limited salary increases, elimination of bonus awards, reduced 401K contributions and suspension of benefit accruals in the pension plan.

The Board of Directors believes that CMS Bancorp’s compensation programs are well-tailored to attract, motivate, and retain our executive officers and are closely aligned with shareholder interests because they are designed to reward our named executive officers for their contributions to CMS Bancorp’s achievement of specific annual corporate goals intended to enhance shareholder value. Accordingly, in this Proposal 3 we are asking you to support our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement pursuant the rules set forth by the SEC. In considering this proposal, we ask that you approve the following resolution:

“RESOLVED, that the shareholders of CMS Bancorp, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers of CMS Bancorp, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, specifically Item 402(m) through 402(r) of Regulation S-K.”

The Board of Directors unanimously recommends a vote “FOR” the approval of CMS Bancorp’s executive compensation as described in this Proxy Statement.

24

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON

THE FREQUENCY OF “SAY ON PAY”

As required under the Dodd-Frank Act, we are also submitting for shareholder consideration the frequency at which “Say on Pay” proposals, such as Proposal 3 above, should be submitted for a shareholder advisory vote. Specifically, by voting on this proposal, you are being asked to consider and indicate your preference on whether a shareholder advisory vote regarding our executive officer compensation should be sought either annually, every two years or every three years. You may also choose to abstain from voting on this matter. Although this vote is advisory and non-binding, the Board of Directors will review the voting results and will take them into consideration when making an ultimate determination on what it views as the most appropriate and effective frequency for when executive compensation matters should be submitted for a shareholder advisory vote.

The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as our executive officer compensation. We appreciate the past support and approval of employee incentive programs by our shareholders. While shareholders may tend to agree that receiving feedback on executive compensation matters on an annual basis may be too frequent in terms of allowing the Board of Directors sufficient time to fully respond to shareholder feedback from the last “Say on Pay” proposal, at this time the Board of Directors nevertheless believes that receiving regular input from shareholders on executive compensation matters would be helpful. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual “Say on Pay” advisory vote. We are asking you to consider the following resolution:

“RESOLVED, that a non-binding advisory vote of CMS Bancorp’s shareholders to approve the compensation of CMS Bancorp’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, shall be held at an annual meeting of shareholders, beginning with the 2011 Annual Meeting of Shareholders, (A) every year, (B) every two years, or (C) every three years.”

The enclosed proxy card gives you four choices on voting on this item. That is, in addition to considering whether “Say on Pay” voting should occur every year, every two years, or every three years, you also have the choice to abstain from voting on this item. Please note that you are not voting to approve or disapprove the Board’s recommendation on this item.

The Board of Directors unanimously recommends a vote “FOR” voting on “Say on Pay” resolutions every year.

25

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2012 Annual Meeting of Shareholders, we must receive them on or before September 17, 2011, pursuant to the proxy soliciting regulations of the SEC. SEC rules contain standards as to what shareholder proposals are required to be in the proxy statement. All shareholder proposals for inclusion in our proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any shareholder proposal (regardless of whether it is included in our proxy materials), our Certificate of Incorporation and Bylaws, and Delaware law.

By Order of the Board of Directors,

Stephen E. Dowd
Senior Vice President, Chief Financial Officer and Secretary

White Plains, New York

January 14, 2011

To assure that your shares are represented at the annual meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

26

2010 Annual Report

CMS Bancorp, Inc.

Dear Stockholders:

In 2005, the Board of Directors embarked on a vision to change the direction, culture, operations and business strategy of Community Mutual Savings Bank (the “Bank”). The Board’s vision recognized that a small, community oriented savings bank in a large and highly competitive banking market would not survive in the industry unless it developed products, services and a customer centric strategy which would allow the organization to compete effectively.

The Bank focused on hiring a new and experienced management team of professionals to rebuild its infrastructure and technology platform to support robust growth plans. Policies, procedures and internal controls were developed and put in place. New state of the art systems and computers were installed to allow the Bank to become more customer centric.

Both a mission and core values statement were developed and presented to each new and existing employee reminding them of our commitment to each other and our customers. Employees were also provided with a higher level of core competency training programs ranging from compliance to new business development techniques and sales. The Bank began to create a brand and image in the community, while beginning the process of growing its loan and deposit base.

In April 2007, the Bank changed from a mutual to a stock-based company, and raised over $16 million of capital under the holding company, CMS Bancorp, Inc.

From April 2007 to today, the Company has taken major strides towards modernizing the branch network and growing the assets of the Bank. Change has come at a fast and furious pace since the initial 2005 Board vision. Our White Plains branch was merged into the Greenburgh branch, the old Eastchester and Greenburgh branches were relocated to newer, more attractive and customer welcoming locations with better access, night depository for commercial customers, and vastly improved parking. In 2009, the Bank added the new Mount Kisco office in northern Westchester at a key geographic crossroad, which broadened the Bank’s reach in the county. Our branch network now spans from southern to northern Westchester. Finally, we have favorably renegotiated our West Harrison branch office lease and as a result will be expanding that location by 1,180 sq feet and completing a renovation project in late 2011 to match the current look of our other branch locations.

We have continued to improve our products and services offerings, adding Telephone Banking, On-line Residential Mortgage Origination Applications, CDARS, On-line Banking including Bill Pay, and On-line Business Banking options with a suite of business cash management related services.

We have continued to raise local deposits and put the funds to work in our expanding loan portfolio and investments. Since September 30, 2005, our loans have more than doubled to the current $179.1 million and our total assets have grown from $114.3 million to $247.4 million. We have been able to achieve this growth, despite the unusual yield curve environment, the liquidity crisis of some of the major money center banks, the Wall Street melt down and one of the worst economic downturns since the Great Depression. While our loan portfolio has suffered from the effects of unemployment and lower housing prices, our non-performing loans continue to be well below that of our peers.

Fiscal 2010 was a first step toward profitability for the Company, despite the poor economy. We believe that the past five years have laid the foundation and positioned the Company toward a path of continued growth and prosperity. We would like to thank our customers, the Board of Directors, officers and employees for their efforts and performance during the 2010 fiscal year and thank you, our stockholders, for your continued support during this journey.

Thomas G. Ferrara, Chairman of the Board	John E. Ritacco, President and CEO

CMS Bancorp, Inc.

Selected Consolidated Financial Information and Other Data

The following information is derived from the audited consolidated financial statements of CMS Bancorp, Inc., (the “Company”). For additional information about the Company and Community Mutual Savings Bank (the “Bank”), please see the detailed presentation contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and footnotes of the Company which are included in this Annual Report.

Selected Financial Condition Data

	At September 30,
(in thousands)	2010	2009	2008
Total assets	$247,385	$243,164	$203,930
Loans receivable, net	179,066	169,293	181,133
Investment securities	56,336	58,643	10,370
Cash and cash equivalents	3,434	7,304	5,402
Deposits	188,306	184,387	128,757
FHLB Advances	34,578	34,726	50,767
Stockholders’ equity	21,756	20,913	21,709

Selected Operating Data

	Years Ended September 30,
(in thousands, except per share data)	2010	2009	2008
Interest income	$11,426	$11,405	$10,291
Interest expense	3,764	5,013	4,574

Net interest income	7,662	6,392	5,717
Provision for loan losses	366	230	248
Non-interest income	1,029	498	322
Non-interest expense	8,020	7,328	7,044
Income tax expense (benefit)	139	(229)	(396)

Net income (loss)	$166	$(439)	$(857)

Net income (loss) per share	$0.10	$(0.25)	$(0.46)

Selected Financial Ratios and Other Data

	At or for the Years Ended September 30,
	2010	2009	2008
Performance Ratios:
Return on average assets	0.07%	(0.20)%	(0.47)%
Return on average equity	0.80%	(2.06)%	(3.69)%
Yield on average interest-earning assets	5.01%	5.36%	5.83%
Net interest rate spread	3.10%	2.63%	2.68%
Net interest margin	3.36%	3.00%	3.24%
Average interest-earning assets to average interest-bearing liabilities	1.16	1.16	1.21

Capital Ratios:
Average stockholders’ equity to average assets	8.85%	9.70%	12.84%
Tier 1 core ratio	7.60%	7.10%	7.23%
Total risk based capital ratio	17.13%	16.16%	14.28%

Asset Quality Ratios:
Allowance for loan losses to gross loans	0.62%	0.44%	0.28%
Non-performing loans to total assets	1.20%	0.69%	0.00%

CMS Bancorp, Inc.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This Annual Report contains “forward-looking statements,” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “potential” and similar expressions that are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors including those set forth in Part 1, Item 1—Description of Business—Risk Factors of our Form 10-K for the year ended September 30, 2010, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in interest rates;

•	our allowance for loan losses may not be sufficient to cover actual loan losses;

•	the risk of loss associated with our loan portfolio;

•	lower demand for loans;

•	changes in our asset quality;

•	other-than-temporary impairment charges for investments;

•	the soundness of other financial institutions;

•	changes in liquidity;

•	changes in the Company’s reputation;

•	higher FDIC insurance premiums;

•	changes in the real estate market or local economy;

•	our ability to successfully implement our future plans for growth;

•	natural and man made disasters and public health issues such as the H1N1 flu outbreak;

•	our ability to retain our executive officers and other key personnel;

•	competition in our primary market area;

•	changes in laws and regulations to which we are subject;

•	the effects of new laws and regulations, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	recent developments affecting the financial markets;

•	changes in the Federal Reserve’s monetary or fiscal policies;

•	our ability to maintain effective internal controls over financial reporting;

•	the inclusion of certain anti-takeover provisions in our organizational documents; and

•	the low trading volume in our stock.

Any or all of our forward-looking statements in this Report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.

General

The Company’s results of operations depend primarily on its net interest income, which is the difference between the interest income it earns on its loans, investments and other interest-earning assets and the interest it pays on its deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. The Company’s operations are also affected by non-interest income, the provision for loan losses and non-interest expenses such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. In general, financial institutions such as the Company are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. The Company’s operations and lending activities are principally concentrated in Westchester County, New York, and its operations and earnings are influenced by the economics of the area in which it operates. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in the Company’s primary market area.

The Company’s net interest income may be affected by market interest rate changes. Local market conditions and liquidity needs of other financial institutions can have a dramatic impact on the interest rates offered to attract deposits. In recent years, changes in short-term interest rates did not result in corresponding changes in long-term interest rates, and local market conditions resulted in relatively high certificate of deposit interest rates and lower interest rates on loans. The effect of this interest rate environment did, and could in the future, continue to decrease the Company’s ability to invest deposits and reinvest proceeds from loan and investment repayments at higher interest rates. During portions of the past two fiscal years, the Company’s cost of funds did not change proportionally to its yield on loans and investments, due to the longer-term nature of its interest-earning assets, the yield curve environment and higher interest rates on deposits resulting from liquidity needs of other financial institutions.

In order to grow and diversify, the Company seeks to continue to increase its multi-family, non-residential, construction, home equity and commercial loans by targeting these markets in Westchester County and the surrounding areas as a means to increase the yield on and diversify its loan portfolio, build transactional deposit account relationships and, depending on market conditions, sell the fixed-rate residential real estate loan originations to a third party in order to diversify its loan portfolio, increase non-interest income and reduce interest rate risk.

To the extent the Company increases its investment in construction or development, consumer and commercial loans, which are considered greater risks than one-to-four-family residential loans, the Company’s provision for loan losses may increase to reflect this increased risk, which could cause a reduction in the Company’s income.

Business Strategy

The Company seeks to differentiate itself from its competition by providing superior, highly personalized and prompt service, local decision making and competitive fees and rates to its customers. Historically, the Bank has been a community-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County and the surrounding areas. The Company has adopted a strategic plan that focuses on growth in the loan portfolio into higher yield multi-family, non-residential, construction and commercial loan markets. The Company’s strategic plan also calls for increasing deposit relationships and broadening its product lines and services. The Company believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service.

CMS Bancorp, Inc.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the President signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) into law. Among other things, the Dodd-Frank Act dramatically impacts the rules governing the provision of consumer financial products and services, and implementation of the many requirements of the new law will require new mandatory and discretionary rulemakings by numerous federal regulatory agencies over the next several years. The new law significantly affects the operations of federal savings associations (including the Bank) and their holding companies as, among other things, the Dodd-Frank Act: (1) abolishes our primary federal regulator, the Office of Thrift Supervision (“OTS”), effective 90 days after the transfer of the OTS’s supervisory and other functions to the Federal Reserve Board (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the Office of the Comptroller of the Currency (“OCC”); (2) creates the Bureau of Consumer Financial Protection, a new independent consumer watchdog agency housed within the FRB that will have primary rulemaking authority with respect to all federal consumer financial laws; (3) requires that formal capital requirements be imposed on savings and loan holding companies generally commencing July 2015; (4) codifies the “source of strength” doctrine for all depository institution holding companies; (5) grants to the U.S. Department of the Treasury, FDIC and the FRB broad new powers to seize, close and wind down “too big to fail” financial (including non-bank) institutions in an orderly fashion; (6) establishes a new Financial Stability Oversight Council that is charged with identifying and responding to emerging risks throughout the financial system, composed primarily of federal financial services regulators and chaired by the Secretary of the Treasury Department; (7) adopts new standards and rules for the mortgage industry; (8) adopts new bank, thrift and holding company regulation; (9) permanently increases the standard maximum deposit insurance limit to $250,000 per depositor, per institution for each account ownership category; (10) temporarily provides for unlimited deposit insurance coverage for “noninterest-bearing transaction accounts;” (11) repeals the long-standing statutory prohibition on the payment of interest on demand deposits including commercial transaction accounts; (12) adopts new federal regulation of the derivatives market; (13) adopts the so-called Volcker Rule, substantially restricting proprietary trading by depository institutions and their holding companies; (14) imposes requirements for “funeral plans” by large, complex financial companies; (15) establishes new regulation of the asset securitization market through “skin in the game” and enhanced disclosure requirements; (16) establishes new regulation of interchange fees; (17) establishes new and enhanced compensation and corporate governance oversight for the financial services industry; (18) provides enhanced oversight of municipal securities; (19) provides a specific framework for payment, clearing and settlement regulation; (20) tasks the federal banking agencies with adopting new and enhanced capital standards for all depository institutions; and (21) significantly narrows the scope of federal preemption for national banks and federal savings associations.

The Company is currently evaluating the potential impact of the Dodd-Frank Act on our business, financial condition, results of operations and prospects and expect that some provisions of the new law may have adverse effects on us, such as the cost of complying with the numerous new regulations and reporting requirements mandated by the Dodd-Frank Act. Additionally, given that the functions of the OTS in regard to the Company and Bank will formally be transferred to the FRB and the OCC respectively on July 21, 2011 (or else by January 21, 2012 if a six-month extension is required), the Company and Bank may see changes in the way we are supervised and examined sooner, and may experience operational challenges in the course of transition to our new regulators.

Critical Accounting Policies

The consolidated financial statements included in this report have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

CMS Bancorp, Inc.

It is management’s opinion that accounting estimates relating to certain aspects of the Company’s business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the potential impairment of Federal Home Loan Bank of New York (“FHLB”) stock, the determination of other-than-temporary impairment on securities, and the assessment of whether deferred taxes are more likely than not to be realized. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Company’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management’s determination of whether investments, including FHLB stock, are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

These critical policies and their application have been and will continue to be reviewed periodically by the Audit Committee and the Board of Directors. All accounting policies are important, and as such, we encourage you to review each of the policies included in Note 2 to the Company’s Consolidated Financial Statements to obtain a better understanding of how the Company’s financial performance is reported.

CMS Bancorp, Inc.

Average Balances, Interest and Average Yields

The following tables set forth certain information relating to the Company’s average balance sheets and reflects the average annual yield on interest-earning assets and average annual cost of interest-bearing liabilities, interest earned and interest expensed for the periods indicated. Such yields and costs are derived by dividing annualized income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses.

	At September 30, 2010		For the Year Ended September 30, 2010
	Actual Balance	Yield/ Rate	Average Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$179,066	6.00%	$174,634	$10,219	5.85%
Securities(2)	56,336	1.93%	45,564	1,044	2.29%
Other interest-earning assets(3)	5,129	2.66%	8,047	163	2.03%

Total interest-earning assets	240,531	4.98%	228,245	11,426	5.01%

Non-interest earning assets	6,854		6,892

Total Assets	$247,385		$235,137

Interest bearing-liabilities:
Demand deposits	$32,761	0.80%	$29,801	288	0.97%
Savings and club accounts	40,873	0.40%	40,966	159	0.39%
Certificates of deposit	100,578	1.71%	87,218	1,591	1.82%
Borrowed money(4)	35,427	4.76%	39,308	1,726	4.39%

Total interest-bearing liabilities	209,639	1.83%	197,293	3,764	1.91%

Non-interest bearing liabilities:
Non-interest bearing deposits	14,094		13,870
Other	1,896		3,163

Total non-interest bearing liabilities	15,990		17,033

Total liabilities	225,629		214,326

Total equity	21,756		20,811

Total liabilities and equity	$247,385		$235,137

Interest rate spread				$7,662	3.10%

Net interest-earning assets/net interest margin			$30,952		3.36%

Ratio of interest-earning assets to interest-bearing liabilities				1.16x

(1)	Net of allowance for loan losses and net deferred costs and fees.
(2)	Available for sale securities included at fair value.
(3)	Includes stock of Federal Home Loan Bank of New York and loans held for sale, which are held for a short period of time.
(4)	Includes mortgage escrow funds and securities sold under agreements to repurchase.

CMS Bancorp, Inc.

	For the Year Ended September 30, 2009			For the Year Ended September 30, 2008
	Average Balance	Interest Income Expense	Yield/ Rate	Average Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets
Loans receivable(1)	$177,239	$10,396	5.87%	$160,965	$9,659	6.00%
Securities(2)	27,290	905	3.32%	5,992	259	4.32%
Federal funds sold	—	—	—	5,191	179	3.45%
Other interest-earning assets(3)	8,192	104	1.27%	4,309	194	4.50%

Total interest-earning assets	212,721	11,405	5.36%	176,457	10,291	5.83%

Non-interest earning assets	6,757			4,332

Total Assets	$219,478			$180,789

Interest bearing-liabilities
Demand deposits	$15,095	226	1.50%	$10,442	283	2.71%
Savings and club accounts	38,271	150	0.40%	40,161	160	0.40%
Certificates of deposit	93,228	2,905	3.11%	57,710	2,397	4.15%
Borrowed money(4)	37,333	1,732	4.64%	36,996	1,734	4.69%

Total interest-bearing liabilities	183,927	5,013	2.73%	145,309	4,574	3.15%

Non-interest bearing liabilities:
Non-interest bearing deposits	12,210			11,194
Other	2,062			1,073

Total non-interest bearing liabilities	14,272			12,267

Total liabilities	198,199			157,576

Total equity	21,279			23,213

Total liabilities and equity	$219,478			$180,789

Interest rate spread		$6,392	2.63%		$5,717	2.68%

Net interest-earning assets/net interest margin	$28,794		3.00%	$31,148		3.24%

Ratio of interest-earning assets to interest-bearing liabilities		1.16x			1.21x

(1)	Net of allowance for loan losses and net deferred costs and fees.
(2)	Held to maturity securities included at amortized cost and available for sale securities included at fair value.
(3)	Includes stock of Federal Home Loan Bank of New York and loans held for sale, which are held for a short period of time.
(4)	Includes mortgage escrow funds and securities sold under agreements to repurchase.

CMS Bancorp, Inc.

Rate/Volume Analysis. The following tables analyze the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Year Ended September 30, 2010 Compared to 2009
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans receivable	$(144)	$(33)	$(177)
Securities	479	(340)	139
Other interest-earning assets	(2)	61	59

Total interest-earning assets	333	(312)	21

Interest-bearing liabilities:
Demand deposits	163	(101)	62
Savings and club accounts	10	(1)	9
Certificates of deposit	(177)	(1,137)	(1,314)
Borrowed money	90	(96)	(6)

Total interest-bearing liabilities	86	(1,335)	(1,249)

Net interest income	$247	$1,023	$1,270

	Year Ended September 30, 2009 Compared to 2008
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans receivable	$779	$(42)	$737
Securities	663	(17)	646
Federal funds sold	(179)	—	(179)
Other interest-earning assets	27	(117)	(90)

Total interest-earning assets	1,290	(176)	1,114

Interest-bearing liabilities:
Demand deposits	33	(90)	(57)
Savings and club accounts	(10)	—	(10)
Certificates of deposit	789	(281)	508
Borrowed money	8	(10)	(2)

Total interest-bearing liabilities	820	(381)	439

Net interest income	$470	$205	$675

CMS Bancorp, Inc.

Comparison of Financial Condition at September 30, 2010 to September 30, 2009

Total assets increased by $4.2 million, or 1.7%, to $247.4 million at September 30, 2010 from $243.2 million at September 30, 2009. Net loan growth of $9.8 million was funded from cash and cash equivalents, reductions in securities and deposit growth.

Cash and cash equivalents decreased by $3.9 million or 53.0% to $3.4 million as of September 30, 2010 from $7.3 million at September 30, 2009 as cash equivalents were invested in higher yielding loans.

Securities available for sale decreased by $2.2 million or 3.7% to $56.3 million as of September 30, 2010 from $58.5 million at September 30, 2009 as repayments of these securities were invested in relatively higher yielding loans. Available for sale securities consist principally of notes, bonds and mortgage-backed securities of the U.S. Government and U.S. Government Agencies.

Loans receivable were $179.1 million and $169.3 million at September 30, 2010 and 2009, respectively, representing an increase of $9.8 million, or 5.8%. During the year ended September 30, 2010, normal amortization reduced loan balances by $7.5 million and prepayments reduced loan balances by an additional $19.1 million. The increase in loans resulted principally from a $12.1 million increase in non-residential real estate mortgage loans and net additions to the multi-family portfolio of $6.7 million and secured commercial loan portfolio of $5.3 million, offset in part by normal amortization and prepayments of one-to-four-family mortgages.

While the banking industry has seen increases in loan delinquencies and defaults over the past year, particularly in the subprime sector, the Bank has not experienced significant losses in its loan portfolio due primarily to its conservative underwriting policies. As of September 30, 2010 and 2009, the Bank had $2.4 million and $1.7 million of non-performing loans, substantially all of which are in process of foreclosure, and are considered impaired and have been placed on non-accrual status. The increase in impaired loans resulted from general economic conditions, increased unemployment and the declines in the local real estate market. As of September 30, 2010 and 2009, the allowance for loan losses was 0.62% and 0.44% of loans outstanding, respectively. There were $3,000 of loans charged off in the year ended September 30, 2010 and $2,000 and $3,000 of recoveries in the years ended September 30, 2010 and 2009, respectively. Despite a weakening economy nationally as well as in our primary market area, there was no material shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than growth in non-residential real estate and commercial loans. As a result of the deterioration of economic conditions, continued high unemployment, declines in real estate values in the Bank’s primary market area, lower commercial real estate cash flows and a modest increase in delinquencies, $366,000 and $230,000 was provided for loan losses in the years ended September 30, 2010 and 2009, respectively.

The $847,000 increase in other assets related principally to the required prepayment of FDIC insurance payments for the three year period ending December 31, 2012 and the prepayment of three years of corporate insurance premiums.

Deposits increased by $3.9 million, or 2.1%, from $184.4 million as of September 30, 2009 to $188.3 million as of September 30, 2010. The increase in deposits resulted from an $8.0 million one way buy CDARS deposit during the year ended September 30, 2010. The Bank participates in the Certificate of Deposit Account Registry Service, or CDARS network. Under this network, the Bank can transfer deposits into the network (a one way sell transaction), request that the network deposit funds at the Bank (a one way buy transaction), or deposit funds into the network and receive an equal amount of deposits from the network (a reciprocal transfer). The network provides the Bank with an investment vehicle in the case of a one way sell, a liquidity or funding source in the case of a one way buy and the ability to access additional FDIC insurance for customers in the case of a reciprocal transfer. The increase in deposits from this CDARS transaction was partially offset by declines in retail deposits.

CMS Bancorp, Inc.

Stockholders’ equity increased from $20.9 million at September 30, 2009 to $21.8 million at September 30, 2010 as a result of the net income of $166,000 and by additions to equity resulting from accounting for stock-based compensation and the employee stock ownership plan, or “ESOP” and other comprehensive income.

Comparison of Operating Results for the Years Ended September 30, 2010 and 2009

General. The Company had net income of $166,000 for the year ended September 30, 2010, compared to a net loss of $439,000 for the year ended September 30, 2009. The improvement resulted primarily from a decrease in interest expense and the gain on sale of loans and securities, offset in part by increases in the provision for loan losses and non-interest expense.

In April 2009, the Company opened a new branch in Mount Kisco, New York. This new branch caused operating expenses to increase for the portion of fiscal 2009 that it was open and for all of the year ended September 30, 2010. For the years ended September 30, 2010 and 2009, direct operating expenses of the Mount Kisco branch were $589,000 and $339,000, respectively.

Interest Income. Total interest income increased $21,000, or 0.2%, to $11.4 million for the year ended September 30, 2010 compared to the year ended September 30, 2009. The increase in interest income was due to increases of $139,000 in interest income from securities and $59,000 in interest from other interest-earning assets, offset in part by a decrease of $177,000 in interest income from loans. Higher interest-earning asset balances contributed $333,000 to the increase in total interest income, offset in part by the impact of lower yields on interest-earning assets of $312,000.

Interest income from loans decreased by $177,000, or 1.7%, to $10.2 million for the year ended September 30, 2010 from $10.4 million for the year ended September 30, 2009. The decrease was due to a $2.6 million, or 1.5%, decrease in the average balance of loans to $174.6 million in the year ended September 30, 2010 from $177.2 million in the year ended September 30, 2009, and a decrease in the associated average yields to 5.85% in the 2010 fiscal year from 5.87% in the 2009 fiscal year, reflecting lower market rates, decreases in interest rates on adjustable rate loans and the write-off of deferred loan origination costs on loans that were pre-paid, which were higher in the year ended September 30, 2010 compared to the year ended September 30, 2009. During the year ended September 30, 2010, normal amortization decreased loan balances by $7.5 million and prepayments reduced loan balances by an additional $19.1 million. Lower average balances contributed $144,000 to the $177,000 decrease in interest income from loans, while the impact of lower yields reduced interest on loans by $33,000.

Interest income from securities increased by $139,000 to $1.0 million for the year ended September 30, 2010 from $905,000 for the year ended September 30, 2009. The increase in interest income from securities was due to purchases of short to intermediate-term available-for-sale securities, principally notes, bonds and mortgage-backed securities of the U.S. Government and U.S. Government Agencies which caused the average balance of securities to increase by $18.3 million in the year ended September 30, 2010 compared to 2009. The impact of higher investment balances was partially offset by a decrease in the average yield on securities to 2.29% for the year ended September 30, 2010 compared to 3.32% for the year ended September 30, 2009. Higher investment balances contributed $479,000 to the $139,000 increase in interest income from investments, offset in part by the impact of lower yields of $340,000.

Interest income from other interest-earning assets increased by $59,000 for the year ended September 30, 2010, due to higher interest rates, which increased interest income by $61,000, offset in part by the impact of lower average balances, which decreased interest income by $2,000. The higher interest rates on other interest-earning assets resulted from higher dividends from the FHLB, higher balances of loans originated for resale and lower cash equivalents in the year ended September 30, 2010 compared to 2009.

CMS Bancorp, Inc.

Interest Expense. Total interest expense decreased by $1.2 million, or 24.9%, to $3.8 million in the year ended September 30, 2010 compared to $5.0 million in 2009. Interest on demand deposits increased $62,000 as a result of higher average balances, offset in part by the impact of lower interest rates in the 2010 fiscal year. Interest on savings and club accounts increased by $9,000 as a result of the average balances increasing from $38.3 million in the year ended September 30, 2009 to $41.0 in 2010. Interest expense on certificates of deposit declined by $1.3 million as a result in the reduction of average balances from $93.2 million in the year ended September 30, 2009 to $87.2 million in 2010 and a reduction in interest rates on certificates of deposit from 3.11% in the year ended September 30, 2009 to 1.82% in 2010. Promotional interest rates on certificates of deposit in connection with the opening of the Mount Kisco branch and more competitive market rates offered on certificates of deposit in the 2009 period resulted in deposit increases in the year ended September 30, 2009. As these certificates of deposit matured in late 2009, customers transferred funds into money market and passbook accounts, and to a lesser degree, withdrew the deposits. The increase in deposits includes an $8.0 million one way buy CDARS deposit during the year ended September 30, 2010. Overall declines in market interest rates reduced the average interest rate on interest-bearing liabilities from 2.73% in the year ended September 30, 2009 to 1.91% in 2010. Of the $1.2 million decrease in interest expense, lower interest rates caused interest expense to decrease by $1.3 million while higher average balances of interest-bearing liabilities caused the expense to increase by $86,000.

Net Interest Income. Net interest income increased $1.3 million, or 19.9%, to $7.7 million for the year ended September 30, 2010 from $6.4 million for the year ended September 30, 2009. Increases in average interest-earning assets, net of a lower yield on those assets in the year ended September 30, 2010 as compared to 2009 were partially offset by increases in the volume of interest-bearing liabilities, net of the benefit of lower interest rates on those liabilities.

Provision for Loan Losses. The allowance for loan losses was $1.1 million, or 0.62% of gross loans outstanding, at September 30, 2010 compared to $749,000, or 0.44% of gross loans outstanding at September 30, 2009. The level of the allowance for loan losses is based on estimates and ultimate losses may vary from these estimates. Management reviews the level of the allowance for loan losses on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages. As of September 30, 2010 and 2009, the Company had $2.4 million and $1.7 million, respectively, of non-performing loans, substantially all of which are in the process of foreclosure and are considered impaired and have been placed on non-accrual status. The increase in impaired loans resulted from general economic conditions, increased unemployment and the declines in the local real estate market. There were $3,000 of loans charged off in the year ended September 30, 2010 and $2,000 and $3,000 of recoveries in the years ended September 30, 2010 and 2009. Despite a weak economy nationally as well as in our primary market area, there was no material shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than growth in non-residential real estate and commercial loans. As a result of the deterioration of economic conditions, continued high unemployment, declines in real estate values in the Company’s primary market area, lower commercial real estate cash flows, higher commercial loans and a modest increase in delinquencies, $366,000 and $230,000 was provided for loan losses in the years ended September 30, 2010 and 2009, respectively. The Bank has allocated the allowance for loan losses among categories of loan types as well as classification status at each period end date.

Non-interest Income. Non-interest income of $1.0 million in the year ended September 30, 2010 was higher than the non-interest income of $498,000 in the comparable 2009 fiscal year as a result of $361,000 of net gains on loans originated for sale in the 2010 fiscal year, compared to $270,000 in fiscal 2009, and $457,000 of gains on the sale of securities in the year ended September 30, 2010 (none in fiscal 2009).

CMS Bancorp, Inc.

Non-interest Expenses. Non-interest expenses were $8.0 million and $7.3 million for the years ended September 30, 2010 and 2009, respectively, representing an increase of $692,000, or 9.4%. Direct operating costs of the Mount Kisco branch increased non-interest expense by $256,000 in the year ended September 30, 2010, compared to 2009 as the branch was open for only a portion of the 2009 fiscal year. Salaries and benefits increased by $228,000 as a result of the new Mount Kisco branch being open for only a portion of the 2009 fiscal year (accounting for $102,000 of the increase), higher commissions on a higher volume of loans originated for resale and higher pension costs and medical insurance premiums.

Net occupancy costs increased by $232,000 in the year ended September 30, 2010 compared to 2009 as a result of the new Mount Kisco branch being open for only a portion of the 2009 fiscal year (accounting for $139,000 of the increase) and as a result of higher maintenance costs and lower rental income from a building on the Mount Vernon branch property which was previously rented to a retail business. There were also higher equipment costs of $42,000 in the year ended September 30, 2010 compared to 2009 as a result of the new Mount Kisco branch being open for only a portion of the 2009 fiscal year.

Professional fees were $485,000 in the year ended September 30, 2009 and $645,000 in the year ended September 30, 2010, an increase of $160,000. Professional fees in the year ended September 30, 2009 included credits from the reimbursement of legal fees from the insurance carrier in connection with the settlement of the suit brought by two former employees and the reimbursement of legal fees by the defined benefit pension plan, while professional fees in the year ended September 30, 2010 include higher corporate matter legal fees and higher internal and external audit fees associated with the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002.

The special FDIC assessment of $110,000 in the year ended September 30, 2009, net of higher regular assessment rates and the impact of higher deposit balances in the year ended September 30, 2010 caused Federal insurance premiums to decrease by $86,000. The increase in directors’ fees of $84,000 in the year ended September 30, 2010 reflects additional board members, more committee meetings, a newly instituted annual retainer for the Chairman of the Board and accelerated stock-based compensation expense from the retirement of a director in the 2010 fiscal year.

Income Tax Expense (Benefit). The income tax expense was $139,000 in the year ended September 30, 2010 compared to a benefit of $229,000 in 2009. The tax expense (benefit) is recorded based on pretax income or (loss), at the statutory rate for federal tax purposes and the higher of the statutory rate or minimum tax rate for state purposes. The effective tax rate in the years ended September 30, 2010 and 2009 was different than the statutory rate as a result of providing for New York State minimum taxes and certain non-deductible expenses.

Management of Market Risk

As a financial institution, the Company’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a significant portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of interest-earning assets and liabilities, other than those which possess a short-term maturity. Interest rates are highly sensitive to factors that are beyond the Company’s control, including general economic conditions, inflation, changes in the slope of the interest rate yield curve, monetary and fiscal policies of the federal government and the regulatory policies of government authorities. Due to the nature of the Company’s operations, it is not subject to foreign currency exchange or commodity price risk. Instead, the Company’s loan portfolio, concentrated in Westchester County, New York, is subject to the risks associated with the economic conditions prevailing in its market area.

CMS Bancorp, Inc.

The primary goals of the Company’s interest rate management strategy are to determine the appropriate level of risk given the business strategy and then manage that risk so as to reduce the exposure of the Company’s net interest income to fluctuations in interest rates. Historically, the Company’s lending activities have been dominated by one-to-four family real estate mortgage loans, and in more recent periods, increases in non-residential real estate mortgage loans, multi-family and secured commercial loans. The primary source of funds has been deposits, FHLB borrowings, CDARS transactions and brokered certificates of deposit, which have substantially shorter terms to maturity than the loan portfolio. As a result, the Company has employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to limiting terms of fixed rate one-to-four-family mortgage loan originations which are retained in the Company’s portfolio, selling substantially all of the one-to-four family mortgage originations in the secondary market and emphasizing investments with short- and intermediate-term maturities and borrowing term funds from the FHLB.

In addition, the actual amount of time before mortgage loans are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. The Company monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

Interest Rate Risk

The Company uses a simulation model to monitor interest rate risk. This model reports the net interest income and net economic value at risk under different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down, from current rates over the three year period following the current financial statements. The changes in interest income and interest expense due to changes in interest rates reflect the interest rate sensitivity of the Company’s interest-earning assets and interest-bearing liabilities.

The table below sets forth the latest available estimated changes in net interest income, as of June 30, 2010, that would result from various basis point changes in interest rates over a twelve month period.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income
	Amount	Dollar Change	Percent Change
	(Dollars in thousands)
300	$7,983	$(154)	-1.9%
200	8,179	42	0.5%
100	8,109	(28)	-0.3%
0	8,137	—	0.0%
-100	7,889	(248)	-3.0%

Liquidity and Capital Resources

The Company is required to maintain levels of liquid assets sufficient to ensure the Company’s safe and sound operation. Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings and loan funding commitments. The Company also adjusts its liquidity level as appropriate to meet its asset/liability objectives.

CMS Bancorp, Inc.

The Company’s primary sources of funds are deposits, the Certificate of Deposit Account Registry Service, or “CDARS” network, brokered certificates of deposit, amortization and prepayments of loans, FHLB advances, repayments and maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities repayments are greatly influenced by market interest rates, economic conditions and competition. The Company’s liquidity, represented by cash and cash equivalents and investment securities, is a product of its operating, investing and financing activities. Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds, available-for-sale securities or cash equivalents and other interest-earning assets. If the Company requires funds beyond its ability to generate them internally, the Company can acquire brokered certificates of deposit, CDARS deposits and draw upon existing borrowing agreements with the FHLB and the Federal Reserve which provide an additional source of funds. At September 30, 2010 and 2009, the Company had $34.6 million and $34.7 million of advances from the FHLB, respectively, CDARS deposits of $8.0 million as of September 30, 2010 (none as of September 30, 2009) and no brokered deposits as of September 30, 2009 and 2010.

In the year ended September 30, 2010, net cash provided by operating activities was $61,000, compared to net cash used by operating activities of $28,000 in 2009. In the years ended September 30, 2010 and 2009, net income of $166,000 in 2010 and the net loss of $439,000 in 2009 included non-cash expenses of $936,000 and $958,000, respectively. Loans originated for resale in the 2010 and 2009 fiscal years provided $78,000 of cash in 2010 and used $635,000 of cash in 2009. The increase in other assets in the year ended September 30, 2010 resulted principally from the required prepayment of FDIC insurance premiums for the three year period ending December 31, 2012 and the prepayment of three years of corporate insurance premiums.

In the year ended September 30, 2010, investing activities used $7.9 million of cash, compared to $36.7 million in 2009. In the year ended September 30, 2010, net securities investment activities provided $2.6 million of cash compared to a net use of cash of $47.7 million in 2009. Net loan activities used $10.3 million of cash in the year ended September 30, 2010 compared to 2009 where net loan activities provided $11.4 million of cash. During the year ended September 30, 2010, normal amortization decreased loan balances by $7.5 million and prepayments reduced loan balances by an additional $19.1 million. Additions to premises and equipment used $177,000 and $957,000 of cash in the years ended September 30, 2010 and 2009, respectively, and the purchase or redemption of FHLB stock used $18,000 of cash in 2010 and provided $649,000 of cash in 2009.

Net cash provided by financing activities was $4.0 million and $38.6 million in the years ended September 30, 2010 and 2009, respectively. In the 2010 fiscal year, increases in CDARS deposits, net of decreases in retail deposits, provided $3.9 million of cash while increases in retail deposits in the 2009 fiscal year provided $55.6 million of cash. Net repayment of borrowings from the FHLB used $148,000 and $16.0 million of cash in the years ended September 30, 2010 and 2009, respectively, and purchases of stock under the buyback program used $661,000 of cash in the year ended September 30, 2009.

The $110,000 FDIC special assessment in June 2009 increased the Company’s non-interest expenses for the year ended September 30, 2009. Additional FDIC special assessments, increased deposit insurance assessments, or other regulatory changes impacting the financial services industry could negatively affect the Company’s liquidity and financial results in future periods.

On November 12, 2009, the FDIC Board adopted a final rule that required insured depository institutions to prepay their quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, on December 30, 2009, along with each institution’s risk-based deposit insurance assessment for the third quarter of 2009. For purposes of calculating the prepaid amount, the base assessment rate in effect at September 30, 2009 was used for 2010. That rate was increased by an annualized 3 basis points for 2011 and 2012 assessments. The

CMS Bancorp, Inc.

prepayment calculation also assumes a 5 percent annual deposit growth rate, increased quarterly, through the end of 2012. Under the final rule, an institution accounts for the prepayment by recording the entire amount of its prepaid assessment as a prepaid expense (an asset) as of December 30, 2009. Subsequently, each institution will record an expense (charge to earnings) for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted. Once the asset is exhausted, the institution will resume paying and accounting for quarterly deposit insurance assessments as they do currently. Under the final rule, the FDIC stated that its requirement for prepaid assessments does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system during 2010, 2011, 2012, or thereafter, pursuant to notice-and-comment rulemaking procedures provided by statute, and therefore, continued actions by the FDIC could significantly increase the Bank’s noninterest expense in fiscal 2011 and for the foreseeable future.

On November 9, 2010, the FDIC Board issued a proposed rule to change the deposit insurance assessment base from adjusted domestic deposits to a bank’s average consolidated total assets minus average tangible equity, as required by the Dodd-Frank Act. The proposal defines tangible equity as Tier 1 capital. Since the new base would be larger than the current base, the FDIC also proposed to revise the initial base assessment rate schedule by lowering assessment rates to a range between 2.5 and 9 basis points for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category. In connection with the proposed changes to the assessment base, the FDIC also proposed to modify or eliminate the adjustments made to an institution’s initial base assessment rate for unsecured debt, secured liabilities, and brokered deposits, and to add a new adjustment for holding unsecured debt issued by another insured depository institution. The changes would generally take effect as of April 1, 2011 and would be reflected in the June 30, 2011 fund balance and the invoices for assessments due September 30, 2011. In a separate rulemaking, the FDIC Board re-proposed changes for the deposit insurance assessment system for large institutions with $10 billion or more in assets (changes were first proposed in April 2010), given the assessment base changes required under the Dodd-Frank Act The impact of the proposed rules and additional FDIC special assessments or other regulatory changes impacting the financial services industry could negatively effect the Company’s liquidity and financial results in future periods.

The Company anticipates that it will have sufficient funds available to meet its current loan and other commitments. As of September 30, 2010, the Company had cash and cash equivalents of $3.4 million and available for sale securities of $56.3 million. At September 30, 2010, the Company has outstanding commitments to originate loans of $8.8 million and $11.3 million of undisbursed funds from approved lines of credit, principally under a homeowners’ equity line of credit lending program. Certificates of deposit scheduled to mature in one year or less at September 30, 2010, totaled $85.9 million. Historically, the Company’s deposit flow history has been that a significant portion of such deposits remain with the Company. A portion of the retail deposit increase of $59.6 million in the year ended September 30, 2009 occurred from promotional certificate of deposit rates offered in connection with the Mount Kisco branch opening, and the retention rate for these certificates of deposit was lower than the Company’s historical retention rates.

On April 17, 2008 and September 25, 2008, the Company’s Board of Directors approved stock buy back plans that authorized the Company to buy back up to 98,647 and 93,715 shares of the outstanding stock of the Company, respectively. The buy backs were administered as 10(b)5-1 plans by Stifel Nicolaus, the Company’s investment banker. Through September 30, 2009, 98,647 shares of the Company’s common stock had been repurchased for $999,000 under the first plan and 93,715 shares of common stock had been repurchased for $661,000 under the second plan. No shares were repurchased during the year ended September 30, 2010.

The Company has an Overnight Advance line with the FHLB, of which none was in use at September 30, 2010. The Company’s overall credit exposure at the FHLB, including borrowings under the Overnight Advance line and other term borrowings cannot exceed 50% of its total assets, subject to certain limitations based on the underlying loans and securities pledged as collateral.

CMS Bancorp, Inc.

The following table sets forth the Bank’s capital position at September 30, 2010, compared to the minimum regulatory capital requirements:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)	$19,836	17.13%	$	≥9,263	≥8.00%	$	≥11,579	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	18,722	16.17		—	—		≥6,947	≥6.00
Core (Tier 1) capital (to total adjusted assets)	18,722	7.60		≥9,850	≥4.00		≥12,313	≥5.00
Tangible capital (to total adjusted assets)	18,722	7.60		≥3,694	≥1.50		—	—

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

See Note 19 to the Consolidated Financial Statements for a summary of recent accounting pronouncements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of the Company have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike industrial companies, the Company’s assets and liabilities are primarily monetary in nature. As a result, the effect of changes in interest rates will have a more significant impact on the Company’s performance than will the effect of changing prices and inflation in general.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CMS Bancorp, Inc.

White Plains, New York

We have audited the accompanying consolidated statements of financial condition of CMS Bancorp, Inc. and subsidiary (collectively the “Company”) as of September 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. CMS Bancorp, Inc.’s management is responsible for the consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMS Bancorp, Inc. and subsidiary as of September 30, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Clark, New Jersey

December 15, 2010

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2010	2009
	(Dollars in thousands, except per share data)
ASSETS
Cash and amounts due from depository institutions	$818	$1,008
Interest-bearing deposits	2,616	6,296

Total cash and cash equivalents	3,434	7,304
Securities available for sale	56,336	58,487
Securities held to maturity, estimated fair value of $172	—	156
Loans held for sale	557	635
Loans receivable, net of allowance for loan losses of $1,114 and $749, respectively	179,066	169,293
Premises and equipment	2,945	3,119
Federal Home Loan Bank of New York stock	1,956	1,938
Interest receivable	988	976
Other assets	2,103	1,256

Total assets	$247,385	$243,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$188,306	$184,387
Advances from Federal Home Loan Bank of New York	34,578	34,726
Advance payments by borrowers for taxes and insurance	849	668
Other liabilities	1,896	2,470

Total liabilities	225,629	222,251

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, authorized shares: 7,000,000; shares issued: 2,055,165; shares outstanding: 1,862,803	21	21
Additional paid-in capital	18,272	18,045
Retained earnings	6,511	6,345
Treasury stock, 192,362 shares	(1,660)	(1,660)
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(1,452)	(1,507)
Accumulated other comprehensive income (loss)	64	(331)

Total stockholders’ equity	21,756	20,913

Total liabilities and stockholders’ equity	$247,385	$243,164

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2010	2009
	(Dollars in thousands, except per share data)
Interest income:
Loans, including fees	$10,219	$10,396
Securities, taxable	1,044	905
Other interest-earning assets	163	104

Total interest income	11,426	11,405

Interest expense:
Deposits	2,038	3,281
Mortgage escrow funds	24	21
Borrowings, short-term	15	13
Borrowings, long-term	1,687	1,698

Total interest expense	3,764	5,013

Net interest income	7,662	6,392
Provision for loan losses	366	230

Net interest income after provision for loan losses	7,296	6,162

Non-interest income:
Fees and service charges	201	214
Net gain on sale of loans	361	270
Net gain on sale and call of securities	457	—
Other	10	14

Total non-interest income	1,029	498

Non-interest expenses:
Salaries and employee benefits	4,106	3,878
Net occupancy	1,174	942
Equipment	675	633
Professional fees	645	485
Advertising	201	186
Federal insurance premium	260	346
Directors’ fees	245	161
Other insurance	75	68
Bank charges	72	87
Other	567	542

Total non-interest expenses	8,020	7,328

Income (loss) before income tax expense (benefit)	305	(668)
Income tax expense (benefit)	139	(229)

Net income (loss)	$166	$(439)

Net income (loss) per common share
Basic and diluted	$0.10	$(0.25)

Weighted average number of common shares outstanding
Basic and diluted	1,698,705	1,732,422

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended September 30, 2010 and 2009

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Loss	Total
Balance October 1, 2008	$21	$17,852	$6,784	$(999)	$(1,562)	$(387)	$21,709

Net loss			(439)				(439)
Other comprehensive income						56	56

Total comprehensive (loss)							(314)

ESOP shares committed for release		(15)			55		40
Stock option expense		83					83
Restricted stock award expense		125					125
Treasury stock purchased— (93,715 shares)				(661)			(661)

Balance September 30, 2009	21	18,045	6,345	(1,660)	(1,507)	(331)	20,913

Net income			166				166
Other comprehensive income						395	395

Total comprehensive income							561

ESOP shares committed for release		(9)			55		46
Stock option expense		96					96
Restricted stock award expense		140					140

Balance September 30, 2010	$21	$18,272	$6,511	$(1,660)	$(1,452)	$64	$21,756

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net Income (loss)	$166	$(439)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation of premises and equipment	351	332
Amortization and accretion, net	308	313
Provision for loan losses	366	230
Deferred income taxes	(371)	(165)
ESOP expense	46	40
Stock option expense	96	83
Restricted stock award expense	140	125
Net gain on sale and call of securities	(457)	—
Net gain on sale of loans	(361)	(270)
Loans originated for resale	(16,872)	(12,527)
Proceeds from loans sold	17,311	12,162
(Increase) in interest receivable	(12)	(195)
(Increase) decrease in other assets	(740)	34
(Decrease) increase in accrued interest payable	(171)	286
Increase (decrease) in other liabilities	261	(37)

Net cash provided by (used by) operating activities	61	(28)

Cash flows from investing activities:
Proceeds from sale and call of securities available for sale	18,499	2,500
Proceeds from sale of securities held to maturity	163	—
Purchases of securities available for sale	(44,896)	(54,723)
Principal repayments, calls and maturities on securities available for sale	28,857	4,439
Principal repayments on securities held to maturity	2	35
Net (increase) decrease in loans receivable	(10,313)	11,392
Additions to premises and equipment	(177)	(957)
(Purchase) redemption of FHLB stock	(18)	649

Net cash (used by) investing activities	(7,883)	(36,665)

Cash flows from financing activities:
Net increase in deposits	3,919	55,630
Net (decrease) in securities sold under repurchase agreements	—	(614)
Decrease in short-term advances from Federal Home Loan Bank of N.Y.	—	(15,900)
Repayment of long-term advances from Federal Home Loan Bank of N.Y.	(148)	(141)
Net increase in payments by borrowers for taxes and insurance	181	281
Purchase of treasury stock	—	(661)

Net cash provided by financing activities	3,952	38,595

Net (decrease) increase in cash and cash equivalents	(3,870)	1,902
Cash and cash equivalents-beginning	7,304	5,402

Cash and cash equivalents-ending	$3,434	$7,304

Supplemental information
Cash paid during the period for
Interest	$3,935	$4,727

Income taxes	$26	$3

See notes to consolidated financial statements.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements

Note 1—Principles of Consolidation

The consolidated financial statements include the accounts of CMS Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Community Mutual Savings Bank (the “Bank”). The Company’s business is conducted principally through the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current presentation.

Note 2—Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the potential impairment of Federal Home Loan Bank of New York (“FHLB”) stock, the determination of other-than-temporary impairment on securities, and the assessment of whether deferred taxes are more likely than not to be realized. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Company’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management’s determination of whether investments, including FHLB stock, are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

The Company follows Financial Accounting Standards Board (“FASB”) guidance on subsequent events, which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. This guidance sets forth the period after the balance sheet date during which management of the reporting entity, should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosure that should be made about events or transactions that occur after the balance sheet date. In preparing these consolidated financial statements, the Company evaluated the events that occurred after September 30, 2010 and through the date these consolidated financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and federal funds sold, all with original maturities of three months or less.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Securities

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt securities not classified as trading securities or as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity. The Company has no securities classified as trading securities.

Premiums and discounts on all debt securities are amortized or accreted to income by use of the interest method over the estimated remaining period to contractual maturity, or the security call date.

Gains or losses on sales of securities are recognized on the specific identification method.

Individual securities are considered impaired when the fair value of such security is less than its amortized cost. The Company evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or “other-than-temporary” in accordance with applicable accounting guidance. The Company accounts for temporary impairments based upon security classification as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized on a tax-effected basis, through other comprehensive income (loss) with offsetting entries adjusting the carrying value of the securities and the balance of deferred income taxes. Temporary impairments of held to maturity securities are not recognized in the consolidated financial statements; however information concerning the amount and duration of impairments on held to maturity securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on securities that the Company has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to, or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income (loss).

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, and the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. The Company also assesses its intent with regard to selling or holding each security as well as any conditions which may require it to sell the security prior to the recovery of fair value to a level which equals or exceeds amortized cost.

Loans Receivable

Loans receivable are carried at unpaid principal balances and net deferred loan origination costs less the allowance for loan losses.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company defers loan origination fees and certain direct loan origination costs and accretes net amounts as an adjustment of yield over the contractual lives of the related loans. Unamortized net fees and costs are written off if the loan is repaid before its’ stated maturity.

Recognition of interest income is discontinued and existing accrued interest receivable is reversed on loans that are more than ninety days delinquent and where management, through its loan review process, feels such loan should be classified as non-accrual. Income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level that represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and estimable. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Company, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Company utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Company maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans.

Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are determined based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that specific and general loan losses are established in accordance with management’s best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. All loans identified as impaired are evaluated independently. The Company does not aggregate such loans for evaluation purposes.

Federal Home Loan Bank of New York Stock

The Company’s required investment in the common stock of the FHLB is carried at cost as of September 30, 2010 and 2009.

Management evaluates this common stock for impairment in accordance with the FASB guidance on Accounting by Certain Entities That Lend to or Finance the Activities of Others. Management’s determination of whether this investment is impaired is based on their assessment of the ultimate recoverability of their cost rather

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management believes no impairment charge was necessary related to the FHLB stock as of September 30, 2010.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Concentration of Risk

The Company’s lending activities are concentrated in loans secured by real estate located in Westchester County, N. Y. and surrounding areas.

Premises and Equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, furnishings and equipment and leasehold improvements, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10–50
Furnishings and equipment	3–10
Leasehold improvements	The lesser of useful life or term of lease

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expenses in the consolidated statements of operations.

Advertising

Advertising expense is recognized as incurred.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Federal income taxes are allocated to the Company and the Bank based upon the contribution of their respective income or loss to the consolidated return. The Company and the Bank file a combined state income tax return.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Federal and state income taxes have been provided on the basis of reported income (loss). The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the treatment of certain items for financial statement and income tax reporting purposes. Deferred income taxes have been recorded to recognize such temporary differences. The realization of deferred tax assets is assessed and a valuation allowance is provided, when necessary, for that portion of the asset which more likely than not will not be realized.

The Company follows the FASB’s guidance regarding accounting for uncertainty in income taxes. This guidance provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of this guidance, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended September 30, 2010 and 2009. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of operations. The Company did not recognize any interest and penalties for the years ended September 30, 2010 and 2009. The tax years subject to examination by the taxing authorities are the years ended December 31, 2009, 2008 and 2007.

Benefit Plans

The Company has a non-contributory defined benefit pension plan covering all eligible employees. The Company also has a 401(k) retirement plan and an ESOP, both of which are defined contribution plans.

The benefits for the pension plan are based on years of service and employees’ compensation. Prior service costs for the pension plan generally are amortized over the estimated remaining service periods of employees. The Company uses the corridor approach in the valuation of the pension plan which defers all actuarial gains and losses resulting from differences between actual results and economic estimates or actuarial assumptions. For the pension plan, these unrecognized gains and losses are amortized to income when net gains and losses exceed 10% of the greater of the market-value of plan assets or the projected benefit obligation at the beginning of the plan year.

In accordance with FASB’s guidance regarding accounting for defined benefit and other postretirement plans, which the Company adopted as of September 30, 2007, the Company recognizes the over-funded or under-funded status of the benefit plans as an asset or liability in the consolidated statement of financial condition, with the changes in the funded status recorded through other comprehensive income (loss) in the year in which the change occurs.

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) by the weighted average number of shares of common stock outstanding. Outstanding stock options were antidilutive and were therefore excluded from common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating both basic and diluted net income (loss) per share until they are committed to be released.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company enters into commitments to extend credit, including commitments under lines of credit. Such financial instruments are recorded when they are funded.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 3—Securities Available for Sale

Securities available for sale as of September 30, 2010 and 2009 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2010
U.S. Government Agencies:
Due after one but within five years	$26,550	$288	$—	$26,838
Due after five years but within ten years	11,753	23	—	11,776
Mortgage-backed securities	17,455	267	—	17,722

	$55,758	$578	$—	$56,336

September 30, 2009
U.S. Government Agencies:
Due after one but within five years	$18,415	$174	$—	$18,589
Due after five years but within ten years	5,861	—	22	5,839
Mortgage-backed securities	33,628	464	33	34,059

	$57,904	$638	$55	$58,487

There were no securities with unrealized losses as of September 30, 2010. The age of unrealized losses and fair value of related securities available for sale at September 30, 2009 were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2009
U.S. Government Agencies	$5,839	$22	$—	$—	$5,839	$22
Mortgage-backed securities	12,212	33	—	—	12,212	33

	$18,051	$55	$—	$—	$18,051	$55

When the fair value of security is below its amortized cost, and depending on the length of time the condition exists, additional analysis is performed to determine whether an other-than-temporary impairment condition exists. Securities are analyzed quarterly for possible other-than-temporary impairment. The analysis considers (i) whether the Company has the intent to sell the securities prior to recovery and/or maturity and (ii) whether it is more likely than not that the Company will have to sell the securities prior to recovery and/or maturity. Often, the information available to conduct these assessments is limited and rapidly changing, making estimates of fair value subject to judgment. If actual information or conditions are different than estimated, the extent of the impairment of the security may be different than previously estimated, which could have a material effect on the Company’s consolidated financial statements.

The unrealized losses reported on securities at September 30, 2009 relate to two securities issued by U.S. Government Agencies and seven mortgage-backed securities. These unrealized losses were due to changes in interest rates.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

All mortgage-backed securities are U.S. Government Agencies backed and collateralized by residential mortgages.

During the year ended September 30, 2010, proceeds from sales of securities available for sale totaled $18,499,000 and resulted in gross gains of $402,000 and gross losses of $5,000.

There were no sales of securities available for sale during the year ended September 30, 2009.

Note 4—Securities Held to Maturity

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2009
Mortgage-backed securities, due after ten years	$156	$16	$—	$172

	$156	$16	$—	$172

During the year ended September 30, 2010, proceeds from sales of securities held to maturity totaled $163,000, including gross gains of $9,000. The securities sold consisted of mortgaged-backed securities on which the Company had already collected more than eighty-five percent of the principal outstanding at the sale date. There were no sales of securities held to maturity during the year ended September 30, 2009.

Note 5—Loans Receivable

	September 30,
	2010	2009
	(In thousands)
Real estate:
One-to-four-family	$123,116	$135,580
Multi-family	9,124	4,021
Non-residential	22,259	10,170
Construction	796	667
Equity and second mortgages	9,454	9,245

	164,749	159,683

Commercial	14,255	8,985

Consumer:
Passbook and other	363	301
Student	10	15
Checking overdraft	13	17

	386	333

Total Loans	179,390	169,001
Allowance for loan losses	(1,114)	(749)
Net deferred loan origination fees and costs	790	1,041

	$179,066	$169,293

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following is an analysis of the allowance for loan losses:

	Years Ended September 30,
	2010	2009
	(In thousands)
Balance—beginning of year	$749	$516
Provision charged to operations	366	230
Loans recovered	2	3
Loans charged off	(3)	—

Balance—end of year	$1,114	$749

At September 30, 2010 and 2009, the Company had loans in the amount of $2.4 million and $1.7 million, respectively, that were considered to be impaired, none of which were subject to specific loss reserves. The average balances of impaired loans outstanding during the years ended September 30, 2010 and 2009 were $1.8 million and $139,000, respectively. During the year ended September 30, 2010 and 2009, $43,000 and $44,000, respectively, of interest was collected and recognized on these loans and had all such loans been performing in accordance with their original terms, additional interest income of $105,000 and $49,000, respectively, would have been recognized. The Company is not committed to lend additional funds on these non-accrual loans. At September 30, 2010 and 2009, the Company had student loans which were ninety days or more delinquent and still accruing interest of $2,000 and $4,000, respectively, and such loans were guaranteed by New York State.

Note 6—Premises and Equipment

	September 30,
	2010	2009
	(In thousands)
Land	$179	$179

Buildings and improvements	1,294	1,190
Accumulated depreciation	(523)	(490)

	771	700

Leasehold improvements	1,944	1,889
Accumulated amortization	(527)	(384)

	1,417	1,505

Furnishings and equipment	2,115	2,097
Accumulated depreciation	(1,537)	(1,362)

	578	735

	$2,945	$3,119

Note 7—Accrued Interest Receivable

	September 30,
	2010	2009
	(In thousands)
Loans	$803	$706
Securities	185	270

	$988	$976

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 8—Deposits

	September 30,
	2010		2009
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Demand deposits:
Non-interest bearing deposits	$14,094	—	$16,607	—
Interest bearing deposits	32,761	0.80%	24,232	1.02%

	46,855	0.56%	40,839	0.61%
Savings and club deposits	41,320	0.40%	42,046	0.40%
Certificates of deposit	100,131	1.71%	101,502	2.53%

	$188,306	1.14%	$184,387	1.61%

The scheduled maturities of certificates of deposit are as follows:

Years Ending September 30, (In thousands)
2011	$85,947
2012	8,619
2013	2,096
2014	960
2015	2,509

$100,131

The aggregate amount of certificates of deposit with balances of $100,000 or more totaled approximately $40,772,000 and $45,950,000 at September 30, 2010 and 2009, respectively. Deposits in excess of $250,000 are generally not insured by FDIC.

Interest expense on deposits consists of the following:

	Years Ended September 30,
	2010	2009
	(In thousands)
Demand deposits	$288	$226
Savings and club deposits	159	150
Certificates of deposit	1,591	2,905

	$2,038	$3,281

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 9—Advances from FHLB

	September 30,
	2010	2009
	(In thousands)
Five year advance, maturing August 15, 2012, with interest payable quarterly at 4.78%	$10,000	$10,000
Five year advance, maturing August 8, 2012, with interest payable quarterly at 4.81%	10,000	10,000
Seven year advance, maturing December 29, 2014, with interest payable quarterly at 3.56%	5,000	5,000
Seven year fixed rate advance with interest at 5.57%, payable in monthly installments of principal and interest of $57,000 with a balloon payment of $8,925,000 on August 8, 2014	9,578	9,726

Total	$34,578	$34,726

A schedule of the Company’s annual principal obligations to the FHLB is as follows:

Year Ending September 30, (In thousands)
2011	$157
2012	20,166
2013	176
2014	14,079

$34,578

These FHLB advances are secured by stock of the FHLB in the amount of $1,956,000 and $1,938,000 at September 30, 2010 and 2009, respectively, and a blanket assignment of qualifying loans and securities.

The Company can borrow on an overnight basis from the FHLB, and had no such borrowings as of September 30, 2010 or 2009. The Company’s overall credit exposure at the FHLB cannot exceed 50% of its total assets, subject to certain limitations based on the underlying loan and securities pledged as collateral.

Note 10—Lease Commitments and Total Rental Expense

The Company leases five locations under long-term operating leases. Future minimum lease payments by year and in the aggregate, under non-cancellable operating leases with initial or remaining terms of one year or more, consisted of the following at September 30, 2010 (in thousands):

Years ending September 30,
2011	$553
2012	596
2013	634
2014	648
2015	620
Thereafter	3,184

$6,235

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The total rental expense and related charges for all leases for the years ended September 30, 2010 and 2009 was $681,000 and $581,000, respectively.

Note 11—Income Taxes

The Company qualifies as a thrift under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from federal taxable income an allowance for bad debts based on 8% of taxable income before such deduction, less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Company, for federal income tax purposes, must calculate its tax bad debt deduction using either the experience or specific charge off method. The New York State tax law permits the Company to deduct 32% of its taxable income before bad debt deduction, subject to certain limitations.

Retained earnings at September 30, 2010 include approximately $1,981,000 of such bad debt deduction for which federal income taxes of approximately $612,000 have not been provided. In addition, deferred New York State taxes of approximately $369,000 have not been provided on bad debt deductions in the amount of $4,100,000. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes (benefit) are as follows:

	Years Ended September 30,
	2010	2009
	(In thousands)
Current income tax expense (benefit):
Federal	$351	$(12)
State	159	(52)

	510	(64)

Deferred income tax expense (benefit):
Federal	(249)	(182)
State	(122)	17

	(371)	(165)

	$139	$(229)

The following table reconciles the reported income taxes and the federal income taxes which would be computed by applying the normal federal income tax rate of 34% to income (loss) before income taxes:

	Years Ended September 30,
	2010	Percent of Pretax Loss	2009	Percent of Pretax Loss
	(Dollars in thousands)
Federal income taxes (benefit)	$104	34.0%	$(227)	(34.0)%
State income taxes, net of federal income tax effect	24	7.9%	(23)	(3.5)%
Non-deductible stock based compensation	22	7.2%	40	6.0%
Other items, net	(11)	(3.5)%	(19)	(2.8)%

Effective Income Taxes	$139	45.6%	$(229)	(34.3)%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The tax effects of existing temporary differences that give rise to significant portions of net deferred tax assets and liabilities are as follows:

	September 30,
	2010	2009
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$442	$299
Deferred rent	77	41
Net operating loss carryforward	275	242
Contribution carryover	270	270
Benefit plan adjustment (Accumulated Other Comprehensive Income)	187	453
Accrued pension	63	68
Stock based compensation	175	108
Other	91	40

Total Deferred Tax Assets	1,580	1,521

Deferred tax liabilities:
Depreciation	173	219
Unrealized gain on securities available for sale	229	233

Total Deferred Tax Liabilities	402	452

Valuation allowance	(270)	(270)

Net Deferred Tax Assets Included in Other Assets	$908	$799

Note 12—Comprehensive Income (Loss)

Total comprehensive income (loss) represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity on an after tax basis, such as the net unrealized holding gain or loss on securities available for sale and defined benefit pension plan adjustments. The Company has reported its total comprehensive income in the statements of changes in stockholders’ equity.

Other comprehensive income (loss) is summarized as follows:

	Years Ended September 30,
	2010	2009
	(In thousands)
Securities available for sale:
Net unrealized holding gains arising during the year, net of income taxes of $(176,000) and $(247,000) respectively	$267	$371
Net unrealized holding gains transferred to income on sale or call of securities, net of income taxes of $180,000	(268)	—
Defined benefit plan adjustment, net of income taxes of $(268,000) and $209,000 respectively	396	(315)

	$395	$(56)

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Accumulated other comprehensive income (loss), which is included in stockholders’ equity, consisted of the following:

	September 30,
	2010	2009
	(In thousands)
Net unrealized holding gains on securities available for sale, net of deferred income tax of $(229,000) and $(233,000), respectively	$349	$350
Benefit plan adjustment, net of related deferred taxes of $185,000 and $453,000, respectively	(285)	(681)

	$64	$(331)

Note 13—Regulatory Matters

For the purpose of granting eligible account holders a priority in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account in an amount equal to its retained earnings of $8.3 million at September 30, 2006. In the event of a future liquidation of the Bank (and only in such event), an eligible account holder who continues to maintain his or her deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionally corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce retained earnings of the converted Bank below the amount required by the special account.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to total assets (as defined).

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table presents a reconciliation of the Bank’s capital based on GAAP and regulatory capital at the dates presented:

	September 30,
	2010	2009
	(In thousands)
GAAP capital:	$18,786	$16,819
Disallowed deferred tax asset	—	(9)
Pension liability, net of deferred taxes	285	681
Unrealized (gain) loss on securities available for sale, net of deferred taxes	(349)	(350)

Tier I and tangible capital	18,722	17,141
General valuation allowance	1,114	749

Total Regulatory Capital	$19,836	$17,890

The following table sets forth the Bank’s capital position, compared to the minimum regulatory capital requirements:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
September 30, 2010:
Total capital (to risk-weighted assets)	$19,836	17.13%	$	≥9,263	≥8.00%	$	≥11,579	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	18,722	16.17		—	—		≥6,947	≥6.00
Core (Tier 1) capital (to total adjusted assets)	18,722	7.60		≥9,850	≥4.00		≥12,313	≥5.00
Tangible capital (to total adjusted assets)	18,722	7.60		≥3,694	≥1.50		—	—

September 30, 2009:
Total capital (to risk-weighted assets)	$17,890	16.16%	$	≥8,857	≥8.00%	$	≥11,071	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	17,141	15.48		—	—		≥6,643	≥6.00
Core (Tier 1) capital (to total adjusted assets)	17,141	7.10		≥9,660	≥4.00		≥12,075	≥5.00
Tangible capital (to total adjusted assets)	17,141	7.10		≥3,622	≥1.50		—	—

As of the most recent notification from the regulatory authorities, the Bank was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s regulatory capital categorization.

Note 14—Benefit Plans

Pension Plan

The Bank maintains a non-contributory defined benefit pension plan (the “Plan”) covering all eligible employees hired before July 1, 2008. The benefits are based on employees’ years of service and compensation.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Bank’s policy is to fund the Plan annually with at least the minimum contribution deductible and/or allowable for federal income tax purposes. On January 28, 2010, the Board of Directors passed a resolution to suspend the accrual of benefits under the Company’s defined benefit pension plan. The suspension became effective during the three month period ended March 31, 2010 and reduced annual pension expense by approximately $165,000 for the year ended September 30, 2010 compared to what the expense would have been without such suspension of the accrual of benefits. This suspension is expected to reduce annual pension expense by approximately $300,000 per year thereafter, compared to what the expense would have been without such suspension of the accrual of benefits.

The following table sets forth the Plan’s funded status and components of net periodic pension cost:

	September 30,
	2010	2009
	(In thousands)
Change in benefit obligation:
Benefit obligation—beginning of year	$3,918	$3,427
Service cost	138	211
Interest cost	268	234
Actuarial (gain) loss	(554)	204
Benefits paid	(158)	(158)

Benefit obligation—end of year	$3,612	$3,918

Change in plan assets:
Fair value of assets—beginning of year	$2,614	$2,722
Actual return on plan assets	211	(157)
Benefits paid	(158)	(158)
Contributions	320	207

Fair value of assets—end of year	$2,987	$2,614

Reconciliation of funded status:
Accumulated benefit obligation	$3,612	$3,452

Projected benefit obligation	$(3,612)	$(3,918)
Fair value of assets	2,987	2,614

Funded status	$(625)	$(1,304)

Accrued pension cost included in other liabilities	$(625)	$(1,304)

	September 30,
	2010	2009
Valuation assumptions
Discount rate	7.00%	7.00%
Expected long-term return on assets	7.00%	7.00%
Rate of compensation increase	0.00%	4.00%

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company expects to recognize approximately $10,000 of net actuarial loss in operations during the year ending September 30, 2011.

	September 30,
	2010	2009
	(In thousands)
Amounts recognized in accumulated other comprehensive loss, pre-tax, consist of:
Net actuarial loss	$(470)	$(1,114)
Prior service cost	—	(20)

	$(470)	$(1,134)

	Years Ended September 30,
	2010	2009
	(Dollars in thousands)
Net periodic pension expense
Service cost	$138	$211
Interest cost	268	234
Expected return on assets	(182)	(192)
Amortization of prior service cost	20	4
Amortization of unrecognized net loss	63	21

Total net periodic pension expense	$307	$278

Valuation assumptions:
Discount rate	7.00%	6.00%
Rate of return on long-term assets	7.00%	7.00%
Salary increase rate	0.00%	4.00%

The Plan assets are invested as follows:

	September 30,
	2010	2009
Mutual funds	49%	53%
Guaranteed insurance funds	51%	47%

	100%	100%

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5.0% to 9.0% and 2.0% to 6.0%, respectively. Additionally, the long-term inflation rate is projected to be 2.5%. When these overall return expectations are applied to the Plan’s target allocation, the result is an expected return of 8.0% to 10.0%.

The Bank intends to maintain the current asset mix and seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. It is expected to have a 4.0% to 5.0% return from fixed income and a 5.0% to 9.0% rate of return from equities. The overall expected long-term rate of return on Plan assets used was 7.0% for both 2010 and 2009.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The fair values of the Company’s pension plan assets at September 30, 2010, by asset category (see Note 18 for definition of Levels), are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
Mutual funds	$1,467	$—	$1,467	$—
Guaranteed investment contract	$1,520	$—	$—	$1,520

At September 30, 2010, expected benefit payments were as follows (in thousands):

Years ending September 30,
2011	$158
2012	177
2013	191
2014	224
2015	230
2016 to 2020	1,380

$2,360

The Bank expects to contribute at least the minimum required contribution of $200,000 to the Plan during the year ended September 30, 2011.

Savings and Investment Plan

The Company has implemented a Savings and Investment Plan (the “Savings Plan”) pursuant to Section 401(k) of the Internal Revenue Code for all eligible employees. Under the Savings Plan, employees may elect to contribute a percentage of their compensation, subject to limits. The Company makes a matching contribution equal to 25% of an employee’s contribution, up to 8.0% of compensation, subject to certain limitations. The Savings Plan expenses for the years ended September 30, 2010 and 2009, amounted to $29,000 and $26,000, respectively.

Employees Stock Ownership Plan (“ESOP”)

The Company established an ESOP for all eligible employees in connection with the public offering of common stock in April 2007. The ESOP used the proceeds of a $1.6 million, 8.0% term loan from the Company to purchase 164,413 shares of Company common stock. The term loan from the Company to the ESOP is payable in annual installments of principal and interest over 30 years commencing on December 31, 2007. The Company intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments on the term loan to the ESOP from the Company. Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as defined by the ESOP, in the year of allocation. As of September 30, 2010 and 2009, the loan had a balance of $1,567,000 and $1,584,000, respectively.

The ESOP is accounted for in accordance with the guidance issued by FASB. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expense was $46,000 and $40,000 for the years ended September 30, 2010 and 2009, respectively.

The ESOP shares are summarized as follows:

	September 30,
	2010	2009
Unearned shares	143,862	149,343
Shares committed to be released	4,110	4,110
Shares released	16,441	10,960

Total shares	164,413	164,413

Fair value of unearned shares	$1,439,000	$1,060,000

Note 15—Stock-Based Compensation

At a special meeting of the stockholders of the Company held on November 9, 2007, the stockholders approved the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (collectively the “Plans”). The Plans authorize the award of up to 205,516 stock options and 82,206 shares of restricted stock. The stock options and restricted stock awarded vest over a five year service period based on the anniversary of the grant date.

In November 2009, the Company granted 8,300 options to purchase shares of the Company’s common stock at an exercise price of $7.25 per share and 4,150 shares of restricted stock with a grant date fair value of $7.25 per share. The fair value of each stock option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions for options granted in November 2009: risk-free interest rate of 3.37%; volatility factor of expected market price of the Company’s common stock of 24.1%; weighted average expected lives of the options of 7 years; and no cash dividends. The calculated weighted average fair value of options granted using these assumptions was $2.49 per option.

In May 2010, the Company granted 6,000 options to purchase shares of the Company’s common stock at an exercise price of $8.35 per share and 2,000 shares of restricted stock with a grant date fair value of $8.35 per share. The fair value of each stock option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions for options granted in May 2010: risk-free interest rate of 3.34%; volatility factor of expected market price of the Company’s common stock of 44.5%; weighted average expected lives of the options of 7 years; and no cash dividends. The calculated weighted average fair value of options granted using these assumptions was $4.25 per option.

The Company expenses, in accordance with FASB guidance, the fair value of all options over their five year vesting periods and expenses the fair value of all share-based compensation granted over the requisite five year vesting periods. In the years ended September 30, 2010 and 2009 the Company recorded an expense of $96,000 and $83,000 respectively relating to stock options and $140,000 and $125,000 respectively relating to the restricted stock. The Company recognized approximately $68,000 and $59,000 of income tax benefits resulting from this expense in the years ended September 30, 2010 and 2009, respectively.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

As of September 30, 2010 and 2009 there were 39,062 and 53,362 stock options and 14,355 and 20,505 shares of restricted stock remaining available for future awards under the Plans. Stock options and restricted stock awarded under the Plans vest over five years, at the rate of 20% per year.

The following is a summary of the status of the Company’s non-vested restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at October 1, 2008	61,701	$10.12
Vested	(12,340)	$10.12

Non-vested at September 30, 2009	49,361	$10.12
Granted	6,150	$7.61
Vested	(12,940)	$10.12

Non-vested at September 30, 2010	42,571	$9.76

Expected future compensation expense relating to the 42,571 non-vested restricted shares outstanding at September 30, 2010 is $302,000 over a weighted average period of 1.4 years.

The following is a summary of stock option activity:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance at October 1, 2008,	152,154	$10.12	9.2 years

Balance at September 30, 2009	152,154	$10.12	8.2 years
Granted	14,300	$7.71	10.0 years

Balance at September 30, 2010	166,454	$9.92	7.4 years

Exercisable at September 30, 2010	64,462	$10.12	7.2 years

Shares issued upon exercise of stock options will be issued from treasury stock or from previously unissued shares. As of September 30, 2010 the Company had 192,362 shares of treasury stock. Expected future compensation expense relating to the 166,454 vested and non-vested options outstanding at September 30, 2010 is $213,000 over a weighted average period of 2.2 years.

At September 30, 2010, the stock options outstanding had an intrinsic value of $33,000 and stock options exercisable had no intrinsic value. At September 30, 2009, the stock options outstanding and stock options exercisable had no intrinsic value.

Note 16—Stock Repurchase Programs

On September 25, 2008, the Company’s Board of Directors approved a stock buy back plan that authorized the Company to buy back up to 93,715 shares of the outstanding stock of the Company. The buy back plan was administered as a 10(b)5-1 plan by Stifel Nicolaus, the Company’s investment banker. As of September 30, 2009, 93,715 shares of common stock had been repurchased for $661,000.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 17—Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Company has the following outstanding commitments:

	September 30,
	2010	2009
	(In thousands)
Commitments to originate loans, expiring in three months or less	$8,770	$9,967
Commitments under homeowners’ equity lending program	9,087	8,835
Commitments under overdraft protection and commercial lines of credit	2,222	1,180

Total	$20,079	$19,982

At September 30, 2010, of the $8,770,000 in outstanding commitments to originate loans, $2,604,000 were at fixed rates ranging from 3.75% to 6.75% and $6,165,000 were adjustable rates with initial rates ranging from 3.25% to 7.0%.

At September 30, 2009, of the $9,967,000 in outstanding commitments to originate loans, $4,646,000 were at fixed rates ranging from 4.625% to 7.840% and $5,321,000 were adjustable rates with initial rates ranging from 4.00% to 6.27%.

At September 30, 2010 and 2009, undisbursed funds from approved lines of credit under a homeowners’ equity lending program totaled $9,087,000 and $8,835,000, respectively. Interest rates are either fixed (ranging from 6.75% to 7.625% at September 30, 2010) or variable, based on the prime rate or prime minus 25 basis points adjusted on a monthly basis (ranging from 3.0% to 6.0% at September 30, 2010). At September 30, 2010 and 2009, unused overdraft protection and commercial lines of credits were $2.2 million and $1.2 million, respectively. Unless specifically cancelled by notice from the Company, these funds represent firm commitments available to the respective borrowers on demand.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held consists primarily of residential real estate, but may include income-producing commercial properties.

The Company also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company is not currently a party to litigation, but may in the future become a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on the financial position or results of operations of the Company.

Note 18—Fair Value Measurements and Fair Value of Financial Instruments

U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and counterparty creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective value or reflective of future values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

In addition, the guidance requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

For financial assets measured at fair value on a recurring and non-recurring basis, the fair value measurements by level within the fair value hierarchy at September 30, 2010 and 2009 are summarized below:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
September 30, 2010
Securities available for sale	$56,336	$—	$56,336	$—

September 30, 2009
Securities available for sale	$58,487	$—	$58,487	$—

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 2010 and 2009:

Cash and Cash Equivalents, Interest Receivable and Interest Payable. The carrying amounts for cash and cash equivalents, interest receivable and interest payable approximate fair value because they mature in three months or less.

Securities. The fair value for debt securities, both available for sale and held to maturity are based on quoted market prices or dealer prices (Level 1), if available. If quoted market prices are not available, fair values are determined by obtaining matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Loans Receivable. The fair value of loans receivable is estimated by discounting the future cash flows, using the current market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Loans Held for Sale. Loans held for sale are carried at estimated fair value in the aggregate, determined based on actual amounts subsequently realized after the balance sheet date, or estimates of amounts to be subsequently realized, based on actual amounts realized for similar loans.

Deposits. The fair value of demand, savings and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using market rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

Advances from FHLB. Fair value is estimated using rates currently offered for advances of similar remaining maturities.

Commitments to Extend Credits. The fair value of commitments to fund credit lines and originate or participate in loans is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest and the committed rates. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, was not considered material at September 30, 2010 or 2009.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The carrying amounts and estimated fair values of financial instruments are as follows:

	September 30,
	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$3,434	$3,434	$7,304	$7,304
Securities available for sale	56,336	56,336	58,487	58,487
Securities held to maturity	—	—	156	172
Loans held for sale	557	557	635	635
Loans receivable	179,066	201,882	169,293	181,596
Accrued interest receivable	988	988	976	976

Financial liabilities
Deposits	188,306	196,898	184,387	184,951
FHLB Advances	34,578	38,121	34,726	37,533
Accrued interest payable	478	478	649	649
Commitments to extend credit	—	—	—	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all of the financial instruments were offered for sale.

In addition, the fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Note 19—Recent Accounting Pronouncements

The FASB issued guidance concerning accounting for transfers of financial assets and repurchase financing transactions. This guidance addresses the issue of whether or not these transactions should be viewed as two separate transactions or as one “linked” transaction. The guidance includes a “rebuttable presumption” that presumes linkage of the two transactions unless the presumption can be overcome by meeting certain criteria.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The guidance is effective for fiscal years beginning after November 15, 2008 and applies only to original transfers made after that date; early adoption will not be allowed. The implementation of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

The FASB issued guidance concerning disclosures about derivative instruments and hedging activities, an amendment to previous guidance on the topic. This guidance requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. This guidance also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of the previous guidance has been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. The guidance is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The implementation of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

The FASB issued guidance concerning determination of the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under guidance concerning goodwill and other intangible assets. The intent of this guidance is to improve the consistency between the useful life of a recognized intangible asset under guidance concerning goodwill and other intangible assets and the period of expected cash flows used to measure the fair value of the asset under guidance concerning business combinations, and other GAAP. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The implementation of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

The FASB issued guidance concerning accounting for transfers of financial assets, an amendment to previous guidance on the topic. This statement prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, this guidance amends previous guidance concerning accounting for transfers and servicing of financial assets and extinguishments of liabilities by removing the concept of a qualifying special-purpose entity from previous guidance on transfers and servicing and removes the exception from applying previous guidance on transfers and servicing to variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach used in previous guidance. This guidance is effective for fiscal years beginning after November 15, 2009. The implementation of this standard is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

The FASB issued guidance requiring an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. This guidance also amends previous guidance to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This guidance is effective for fiscal years beginning after November 15, 2009. The implementation of this standard is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The FASB issued guidance updating fair value measurements and disclosures. This guidance amends prior guidance to clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using (1) a valuation technique that uses a quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or (2) another valuation technique that is consistent with the principals of FASB guidance. Two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. When estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level I fair value measurements. The adoption of this new standard did not have a material impact on the Company’s consolidated financial statements.

The FASB issued guidance on transfers and servicing of financial assets which improves financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This update is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009 and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued guidance on accounting for distributions to shareholders with components of stock and cash. The amendments in this update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This update is effective for interim and annual periods ending on or after December 15, 2009, and has not had a material impact on the Company’s consolidated financial statements.

The FASB has issued guidance regarding fair value measurements and disclosures which requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. This guidance requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and, in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, this guidance clarifies the requirements of the existing disclosures such that for purposes of reporting fair value measurement for each class of assets and liabilities, a reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities; and, a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

The FASB issued guidance about the effect of a loan modification when the loan is part of a pool that is accounted for as a single asset. The guidance provides that modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. This guidance is effective prospectively for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010, and is not expected to have a material impact on the Company’s consolidated financial statements.

The FASB issued guidance regarding disclosures about the credit quality of financing receivables including loans and the allowance for credit losses. This guidance requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The effective date of this guidance requires disclosures as of the end of a reporting period on or after December 15, 2010. The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

Note 20—Parent Only Financial Information

The following are the financial statements of the Company (Parent only) as of and for the years ended September 30, 2010 and 2009.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	September 30,
	2010	2009
Assets
Cash and cash equivalents	$81	$863
Investment in Bank	18,786	16,819
Loan receivable	1,062	1,474
ESOP loan receivable	1,567	1,584
Other assets	296	194

Total assets	$21,792	$20,934

Liabilities and stockholders’ equity
Other liabilities	$36	$21
Stockholders’ equity	21,756	20,913

Total liabilities and stockholders’ equity	$21,792	$20,934

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended September 30,
	2010	2009
Interest income	$211	$237
Equity in income (loss) of Bank	290	(425)

Total income (loss)	501	(188)

Other non-interest expenses	416	252

Income (loss) before income tax (benefit)	85	(440)
Income tax (benefit)	(81)	(1)

Net income (loss)	$166	$(439)

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$166	$(439)
Equity in (income ) loss of Bank	(290)	425
Increase in other assets	(102)	(14)
Increase in other liabilities	15	11

Net cash used for operating activities	(211)	(17)

Cash flows from investing activities:
Net decrease in loan receivable	412	15
Decrease in ESOP loan receivable	17	15
Capital contributed to Bank	(1,000)	(2,000)

Net cash used for investing activities	(571)	(1,970)

Cash flows from financing activities:
Purchase of treasury stock	—	(661)

Net cash used in financing activities	—	(661)

Net decrease in cash and cash equivalents	(782)	(2,648)
Cash and cash equivalents—beginning of period	863	3,511

Cash and cash equivalents—end of period	$81	$863

CMS Bancorp, Inc.

Notes to Consolidated Financial Statements—(Continued)

Note 21—Quarterly Financial Data (Unaudited)

	Year Ended September 30, 2010
	Dollars in thousands, except per share data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$2,853	$2,795	$2,848	$2,930
Interest expense	992	885	909	978

Net interest income	1,861	1,910	1,939	1,952
Provision for loan losses	60	—	25	281

Net interest income after provision for loan losses	1,801	1,910	1,914	1,671
Non-interest income	350	148	108	423
Non-interest expense	1,971	2,106	1,978	1,965

Income (loss) before income taxes (benefit)	180	(48)	44	129
Income taxes (benefit)	78	(13)	24	50

Net income (loss)	$102	$(35)	$20	$79

Net income (loss) per common share, basic and diluted	$0.06	$(0.02)	$0.01	$0.05

	Year Ended September 30, 2009
	Dollars in thousands, except per share data
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$2,863	$2,826	$2,858	$2,858
Interest expense	1,277	1,201	1,289	1,246

Net interest income	1,586	1,625	1,569	1,612
Provision for loan losses	—	30	—	200

Net interest income after provision for loan losses	1,586	1,595	1,569	1,412
Non-interest income	78	94	184	142
Non-interest expense	1,652	1,655	1,918	2,103

Income (loss) before income taxes (benefit)	12	34	(165)	(549)
Income taxes (benefit)	13	19	(46)	(215)

Net income (loss)	$(1)	$15	$(119)	$(334)

Net income (loss) per common share, basic and diluted	$0.00	$0.01	$(0.07)	$(0.19)

Note 23—Transactions with Officers and Directors

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its officers, directors, and their immediate families (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons were indebted to the bank for loans totaling $890,000 and $902,000 at September 30, 2010 and 2009, respectively. During the year ended September 30, 2010 and 2009, no new loans were made and $12,000 and $301,000 of repayments were made.

CMS BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors of CMS Bancorp, Inc. for the Annual Meeting of Shareholders to be held on February 24, 2011.

The undersigned shareholder of CMS Bancorp, Inc. hereby appoints Thomas G. Ferrara and Matthew G. McCrosson, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of CMS Bancorp, Inc. held of record by the undersigned on January 4, 2011, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 24, 2011 at 3:00 p.m., Eastern time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated January 14, 2011, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1, FOR the proposal listed in Item 2, FOR the proposal listed in Item 3, and FOR the option of “1 year” in the proposal listed in Item 4.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF SHAREHOLDERS OF

CMS BANCORP, INC.

February 24, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15310

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230303000000001000 7 022411

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1, a vote FOR the proposal in Item 2, a vote FOR the proposal in Item 3, and a vote FOR the option of 1 year for the proposal in item 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the two Directors for a term of office to expire in 2014 or until their successors are elected and qualified

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

(See FOR ALL instructions EXCEPT below)

NOMINEES:

William V. Cuddy, Jr.

Robert P. Weisz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Ratify the appointment of ParenteBeard LLC as CMS Bancorp Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

FOR AGAINST ABSTAIN

3. Approval of an advisory proposal regarding the compensation paid to CMS Bancorp’s named executive officers (the “Say on Pay” proposal).

FOR AGAINST ABSTAIN

4. An advisory vote to establish the frequency of submission to shareholders of “Say on Pay” proposals.

1	year 2 years 3 years ABSTAIN

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders dated January 14, 2011.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

I Will Attend Annual Meeting.

Signature of Shareholder

Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.